    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 29, 1999

                                                      REGISTRATION NO. 333-87273
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                                   DPEC, INC.

             (Exact name of Registrant as specified in its charter)

                           --------------------------

             OHIO                            7371                        31-1015427
 (State or other jurisdiction    (Primary Standard Industrial         (I.R.S. Employer
     of incorporation or         Classification Code Number)       Identification Number)
        organization)

                             851 WEST THIRD AVENUE
                              COLUMBUS, OHIO 43212
                                 (614) 781-7300

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                 CAROL A. CLARK
        CHAIRPERSON OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                   DPEC, INC.
                             851 WEST THIRD AVENUE
                              COLUMBUS, OHIO 43212
                                 (614) 781-7300

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           --------------------------

                                   COPIES TO:

         SUSAN E. BROWN, ESQ.                    JEREMY W. DICKENS, ESQ.
 Vorys, Sater, Seymour and Pease LLP            Weil, Gotshal & Manges LLP
          52 East Gay Street                         767 Fifth Avenue
         Columbus, Ohio 43215                 New York, New York 10153-0119
            (614) 464-6400                            (212) 310-8000

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED OCTOBER 29, 1999


THIS INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY CHANGE. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                          SHARES

                                     [LOGO]

                                 COMMON SHARES
        ----------------------------------------------------------------

This is our initial public offering of common shares. We are offering common shares. No public market currently exists for our shares.

We propose to list the shares on the Nasdaq National Market under the symbol
"DPEC." Anticipated Price Range: $     to $     per share.


     INVESTING IN OUR SHARES INVOLVES RISKS. RISK FACTORS BEGIN ON PAGE 6.


                                                                         PER SHARE                     TOTAL
                                                                 --------------------------  --------------------------
Public Offering Price..........................................              $                           $
Underwriting Discount..........................................              $                           $
Proceeds to DPEC...............................................              $                           $

We have granted the underwriters the right to purchase up to       additional
common shares on the same terms and conditions as set forth above within 30 days solely to cover any over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers expects to deliver the shares on or about       , 1999.

--------------------------------------------------------------------------------

LEHMAN BROTHERS

           WARBURG DILLON READ LLC

                       J.C. BRADFORD & CO.


                                                        FIDELITY CAPITAL MARKETS


                                                A DIVISION OF NATIONAL FINANCIAL
                                                            SERVICES CORPORATION


                                            FACILITATING ELECTRONIC DISTRIBUTION


            , 1999.

[Inside front cover]



    A spherical graph of our distribution channels:



    - In the center is a globe with the words "Over 340 in-depth courses" above and the DPEC logo (the word "DPEC" with a rule line above and below in red) below.



    - Next, a concentric circle labeled "The Internet."



    - Next, three more concentric circles indicating our three sales channels as follows:



       - "Direct Sales" to "Large Organization Customers" ("Over 600
         Customers").



       - Sales to "Small/Medium Business Users" through "Internet Service Provider Partners" ("Over 1,100 ISP's with access to over 700,000 businesses") and "Other Marketing Partners" ("Over 85 partners").



       - Sales to "Home Users" through "Internet Service Provider Partners" ("Over 1,100 ISP's with access to 8.1 million customers") and "Other Marketing Partners" ("Over 85 partners").



    Six photographs representing our customers:



    - For "Large Organization Customers," a large city skyline and an office scene with several people around a computer.



    - For "Small/Medium Business Users," a store front and an office scene with two people at a computer.



    - For "Home Users," a house and a mother and daughter at a computer.



    At the bottom of the page, the DPEC logo with the tag line
"Customer-powered, Web-based learning at its best"

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           1
Risk Factors...................................           6
Use of Proceeds................................          14
Dividend Policy................................          14
Capitalization.................................          15
Dilution.......................................          16
Selected Financial Data........................          17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          19
Business.......................................          26

                                                    PAGE
                                                    -----
Management.....................................          36
Certain Transactions...........................          44
Principal Shareholders.........................          46
Description of Capital Stock...................          47
United States Federal Income Tax Consequences
  to Non-U.S. Holders..........................          51
Shares Eligible for Future Sale................          53
Underwriting...................................          55
Legal Matters..................................          57
Experts........................................          57
Additional Information.........................          58
Index to Financial Statements..................         F-1


    Until            , 1999, all dealers selling common shares, whether or not
participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

    UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES:


    - A   -FOR-  SPLIT OF OUR COMMON SHARES ON OR BEFORE COMPLETION OF THIS
      OFFERING;


    - THE AUTOMATIC CONVERSION OF OUR OUTSTANDING PREFERRED SHARES INTO COMMON SHARES UPON CLOSING OF THIS OFFERING; AND


    - NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY.
OUR BUSINESS

    DPEC is a leading provider of Web-based training courses and services designed to meet the needs of businesses, government agencies, non-profit organizations and individual consumers worldwide. We offer a real-time, interactive learning experience presented through standard Web browsers operating over a variety of presentation platforms, including the Internet, intranets and local-area and wide-area networks. Our courses incorporate advanced technology to enable our users to learn in a self-paced, easy-to-use and cost-efficient manner at any time, anywhere. Drawing from our extensive online training library, our users receive instruction in information technology, desktop applications and professional and practical skills. We believe we have achieved, and will be able to maintain, our industry leadership position due to our comprehensive courses, efficient and flexible technology and extensive distribution channels.

    We distribute our courses through multiple sales channels, enabling us to effectively reach the large user market we believe exists for our Web-based training products:

    DIRECT SALES. Our internal sales force targets businesses and other large organizations that we believe have over $50 million in annual revenues or otherwise possess a need for our courses and services. We currently license our courses and provide services to over 600 direct sales customers.


    INDIRECT SALES. We distribute our courses indirectly to businesses, organizations and individual consumers through Internet service providers and other marketing partners:


     INTERNET SERVICE PROVIDERS--Internet service providers offer their subscribers direct access to the Internet. We currently have agreements with more than 1,100 Internet service providers who offer our courses to their subscribers and other visitors to their Websites.


     OTHER MARKETING PARTNERS--We currently have marketing alliances with over 85 businesses and organizations whose current operations support and facilitate the sale of our Web-based training courses. These marketing partners include technology companies that combine our courses with their products and non-business organizations, such as colleges, universities and trade associations, that make our courses available to their students, staff and members.


OUR MARKET OPPORTUNITY


    International Data Corporation estimates that Web-based training is the fastest growing market within the U.S. training industry. IDC estimates that the total U.S. market for Web-based training will increase from approximately $550 million in 1998 to approximately $7.1 billion in 2002, a 90% compound annual growth rate.

    Historically, training products and services have been marketed primarily to large organizations, given the associated cost-efficiencies. With the rapid adoption of the Internet and an increasing willingness by individual consumers to purchase goods and services via the Internet, we believe training products can now be marketed to small organizations and individual consumers in a cost-efficient manner.


DPEC COMPETITIVE STRENGTHS


    We believe we possess the following key competitive strengths:


    BREADTH, DEPTH AND COST-EFFECTIVENESS OF COURSE OFFERINGS. We offer users more than 340 courses in a broad range of topics. In most subjects, we offer a number of courses from introductory to advanced. For a fixed license fee, customers can subscribe to our entire library of online courses, a smaller group of related courses or individual courses.


    MULTIPLE DISTRIBUTION CHANNELS. Historically, we have derived the vast majority of our revenues from the direct sale of our courses to large organizations. At the end of 1997, we launched our indirect distribution channels to take advantage of the significant opportunity that we believe exists in the small organization and individual consumer markets worldwide.


    PROPRIETARY COURSE DEVELOPMENT PROCESS. We use a proprietary course development process that enables us to produce new courses rapidly while maintaining high-quality course design and content.


    UNIQUE THIRD-PARTY CONTENT SOURCING. We use third-party content to provide a wide variety of topics in a timely and cost-effective manner without the expense of maintaining a large research staff.


    EFFICIENT AND FLEXIBLE TECHNOLOGY. We present all of our courses through standard Web browsers to eliminate the need for our clients to download our content and to provide users with direct, immediate access to our courses.


    ON-GOING REFERENCE RESOURCE. Our powerful index features allow users to reference any topic in any licensed course or any group of licensed courses quickly and easily.

OUR FOCUSED GROWTH STRATEGY

    Our goal is to be the leading global provider of high-quality Web-based training courses and services. The principal elements of our growth strategy are to:


    - continue to target large organizations aggressively;


    - expand sales through the Internet and other indirect marketing channels in the U.S. and abroad rapidly;

    - broaden course offerings in new and existing topics and categories and accelerate course development;
    - enhance further our technological infrastructure;
    - increase brand awareness in our target markets; and
    - seek possible strategic acquisitions of or investments in complementary businesses, products, services or technologies.
SPONSORSHIP

    River Cities Capital Fund II Limited Partnership, which owns 15.81% of our common shares before this offering, has made several investments in Internet-related companies, including High Speed Access Corp. and private companies involved in e-commerce and Web-based content. Affiliates of

Chrysalis Ventures own 3.56% of our common shares before this offering. Principals of Chrysalis Ventures co-founded and invested in High Speed Access Corp., Regal Cinemas, Inc. and Regent Communications, Inc., which was subsequently sold to Jacor Communications. We consider the knowledge of our sponsors an important asset, on which we may draw as we accelerate our growth. The investment results that our sponsors may have achieved with respect to their past investments is not intended to forecast future investment results and you should not place undue reliance on these results.

                                  THE OFFERING


Common shares offered by DPEC................  shares
Common shares to be outstanding after this     shares
  offering...................................
                                               To expand our business and pay our debt. For
                                               a more detailed description of how we intend
                                               to use the proceeds of this offering, see
                                               "Use of Proceeds" on page 14.
Use of proceeds..............................
Proposed Nasdaq National Market symbol.......  "DPEC"



    The common shares to be outstanding after this offering do not include shares issuable on exercise of outstanding stock options. For information on the number of common shares reserved for stock options, see "Management--1999 Incentive Stock Plan" on page 41.

                             SUMMARY FINANCIAL DATA

    The following table summarizes the financial data of our business. The balance sheet data as of September 30, 1999 and the financial results for the nine months ended September 30, 1998 and 1999 are unaudited. From August 1, 1996 through September 15, 1998, we elected S-Corporation status and, accordingly, federal income taxes were the responsibility of the individual shareholders. The pro forma information for each of the three years in the period ended December 31, 1998 and the nine months ended September 30, 1998 have been computed as if we had been subject to corporate income taxes for all periods presented based on the tax laws in effect during the period. Prior to August 1, 1996 and subsequent to September 15, 1998 we are taxed as a C-Corporation.


    The pro forma as adjusted basic and diluted net income (loss) per share for the years ended December 31, 1998 and the nine months ended September 30, 1998 and 1999 give effect to the assumed conversion of our convertible preferred shares into common shares upon the closing of this offering and the repayment of related party debt at the beginning of the period from a portion of the offering proceeds.



                                                                            NINE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31           SEPTEMBER 30
                                          -------------------------------  --------------------
                                            1996       1997       1998       1998       1999
                                          ---------  ---------  ---------  ---------  ---------
                                            (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Courseware sales........................  $   4,405  $   5,615  $   7,074  $   4,697  $   8,190
Other revenue...........................      2,440      1,731        793        687         55
                                          ---------  ---------  ---------  ---------  ---------
Total revenue...........................      6,845      7,346      7,867      5,384      8,245
Gross profit............................      6,519      7,035      7,402      5,080      7,690
Net loss................................       (355)      (266)    (1,698)    (1,492)    (2,088)
Convertible redeemable preferred stock
  dividends.............................         --         --         --         --        (20)
                                          ---------  ---------  ---------  ---------  ---------
Net loss available to common
  shareholders..........................  $    (355) $    (266) $  (1,698) $  (1,492) $  (2,108)
                                          ---------  ---------  ---------  ---------  ---------
                                          ---------  ---------  ---------  ---------  ---------
Net loss per common share...............
  Basic.................................  $   (9.86) $   (8.37) $  (50.99) $  (45.03) $  (62.46)
  Diluted...............................  $   (9.86) $   (8.37) $  (50.99) $  (45.03) $  (62.46)
Pro forma net income (loss) before
  taxes.................................  $     678  $    (266) $  (1,698) $  (1,492)        --
Pro forma provision (credit) for income
  taxes.................................        269       (116)      (688)      (608)
                                          ---------  ---------  ---------  ---------
Pro forma net income (loss).............  $     409  $    (150) $  (1,010) $    (884)
                                          ---------  ---------  ---------  ---------
                                          ---------  ---------  ---------  ---------
Pro forma net income per common share:
  Basic.................................  $   11.38  $   (4.73) $  (30.32) $  (26.67)
  Diluted...............................  $   11.38  $   (4.73) $  (30.32) $  (26.67)
Weighted average shares used in per
  share calculation.....................
  Basic.................................     35,965     31,737     33,315     33,137     33,737
  Diluted...............................     35,965     31,737     33,315     33,137     33,737
Pro forma as adjusted net income (loss)
  per common share:
  Basic.................................
                                                                ---------             ---------
  Diluted...............................
                                                                ---------             ---------
Weighted average shares used in pro
  forma as adjusted per share
  calculation...........................
                                                                ---------             ---------

    The following table provides a summary of our balance sheet as of September
30, 1999. The pro forma column reflects the sale of    common shares in this
offering at an assumed initial offering price of $ per share, the mid-point of the estimated offering range, and after deducting the underwriting discount and estimated offering expenses payable by us and gives effect to the conversion of all outstanding preferred shares into common shares upon the closing of this offering. For additional information on this offering and our capitalization after the offering, see "Use of Proceeds" at page 14 and "Capitalization" at page 15.



                                                                          AS OF SEPTEMBER 30,
                                                                                  1999
                                                                         ----------------------
                                                                          ACTUAL     PRO FORMA
                                                                         ---------  -----------
                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..............................................  $   4,362   $
Working capital (deficiency)...........................................       (691)
Total assets...........................................................     10,021
Long-term debt, including current maturities...........................      1,364
Mandatorily redeemable convertible preferred shares....................      4,853
Total shareholders' equity (deficiency)................................     (7,134)



                             ABOUT THIS PROSPECTUS


    You should only rely on the information contained in this prospectus or in any amendment or supplement to this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, common shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.


    Some of the statements under "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "anticipates," "believes," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "seeks," "should" or "will," or the negative of these terms or other comparable terminology, are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those factors discussed under "Risk Factors."


    DPEC was incorporated in Ohio on July 21, 1981. Our principal executive offices are located at 851 West Third Avenue, Columbus, Ohio 43212. Our telephone number is (614) 781-7300 and our Internet address is www.dpec.com. Information contained on our Website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.


    The name "DPEC" is a registered trademark of DPEC, Inc. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

                                  RISK FACTORS


    YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE YOU DECIDE TO BUY OUR COMMON SHARES. THESE ARE NOT THE ONLY RISKS AND UNCERTAINTIES FACING US. IF ANY OF THESE RISKS ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD SUFFER. AS A RESULT, THE TRADING PRICE OF OUR COMMON SHARES COULD FALL, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.


                         RISKS RELATED TO OUR BUSINESS


WE HAVE INCURRED LOSSES IN THE PAST AND WE EXPECT TO INCUR SUBSTANTIAL LOSSES FOR THE NEXT SEVERAL YEARS.



    We incurred net losses of $937,000 for the twelve months ended July 31, 1995, $523,000 for the five months ended December 31, 1995, $355,000, $266,000 and $1,698,000 for the years ended December 31, 1996, 1997, and 1998, respectively, and $1,492,000 and $2,088,000 for the nine months ended September 30, 1998 and 1999, respectively. We intend to increase significantly expenditures related to:



    - marketing additional courses and services to large organizations;



    - signing more Internet service providers and other indirect marketing partners;



    - promoting our courses and services; and



    - developing new courses to attract small organizations and individual consumers.


We may not realize incremental revenues from these expenditures for some time, if ever. Accordingly, we expect to continue to experience net losses and negative cash flow for the next several years. We may not achieve profitability if our course development and sales and marketing efforts do not significantly increase our revenues or if they increase revenues more slowly than we expect. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis. Any of these eventualities could cause our share price to decline.


OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE DO NOT KNOW WHETHER, OR TO WHAT EXTENT, BUSINESSES, ORGANIZATIONS AND INDIVIDUAL CONSUMERS WILL ACCEPT WEB-BASED TRAINING.



    Our future revenues, particularly those derived from sales over the Internet and through our other indirect distribution channels, are subject to a high degree of uncertainty. In the past, we have derived substantially all of our revenue from licensing information technology training products directly to large organizations. Our business plan contemplates rapidly expanding into the small organization and individual consumer markets through Internet service providers and other indirect marketing channels. Our experience in these markets is very limited. Moreover, widespread market acceptance of Web-based training by small organizations and individual consumers is uncertain. If these markets do not continue to develop or develop more slowly than we expect, our revenues and profitability may be lower than expected.



OUR INABILITY TO RETAIN SKILLED PERSONNEL COULD HARM OUR BUSINESS AND
OPERATIONS.



    Our future success depends to a significant extent on the continued service of our key technical, sales and senior management personnel, including Carol A. Clark, our Chairperson of the Board of Directors, President and Chief Executive Officer. The loss of the services of Ms. Clark, any of our other senior level management personnel or other key employees could hinder or prevent implementation of our growth strategy and harm our business.



    Our success also depends on our ability to attract, motivate and retain skilled personnel. Competition for personnel in our industry is intense. Our failure to attract and retain these key employees could restrict our ability to develop, market and distribute our courses effectively and to keep pace with developing trends in our industry.



OUR PRIMARY CONTENT PROVIDER CAN TERMINATE ITS CONTRACT WITH US AND WE MAY BE UNABLE TO ATTRACT ADDITIONAL CONTENT PROVIDERS.



    Historically, we have relied on one book publisher, Macmillan Publishing USA, for substantially all of our content. We cannot assure you that Macmillan will continue to provide us access to new content. Additionally, there are no restrictions on its providing content to our competitors. We continually seek new content providers; however, we cannot assure you that we will be able to attract, or maintain relationships with, new content providers. Loss of our main content provider, particularly if coupled with a failure to develop new sources of content, could increase course development costs and delay introduction of new courses.



WE MAY NOT BE SUCCESSFUL IN RETAINING OUR CURRENT INTERNET SERVICE PROVIDERS AND OTHER MARKETING PARTNERS OR REACHING THE SMALL ORGANIZATION AND INDIVIDUAL CONSUMER MARKETS THROUGH THESE INDIRECT DISTRIBUTION CHANNELS.



    We depend on our indirect distribution channels to grow our business by making our courses available to their Internet access subscribers, customers and members, which are primarily small organizations and individual consumers. We may not succeed in these markets if:



    - our Internet service providers and other marketing partners do not promote our courses to their subscribers, customers and members effectively or at all;



    - acceptance of Web-based training by the subscribers, customers and members of our marketing partners is lower than we or our marketing partners expect;



    - consolidation of or technological changes within the Internet service provider industry occurs, either of which could eliminate a portion of our revenue stream if our marketing partners are not the survivors; or



    - our marketing partners do not renew their agreements with us or refuse to renew them on acceptable terms.



Our failure to effectively address these risks could severely restrict the distribution and marketing of our products and services to a broad population base, which would adversely affect our ability to generate revenue.



AS A RAPIDLY-GROWING COMPANY IN THE EMERGING WEB-BASED TRAINING MARKET, WE MAY EXPERIENCE SIGNIFICANT FLUCTUATIONS IN REVENUES AND OPERATING RESULTS, WHICH WOULD CAUSE OUR SHARE PRICE TO BE VOLATILE.


    Due to the emerging nature of the Web-based training market, we may be unable to forecast our revenues and profitability accurately. We expect our revenues and operating results to vary significantly from quarter to quarter depending on:


    - our ability to attract and retain corporate customers, Internet service providers and other marketing partners;



    - the number of courses our corporate customers license and the number of users who license courses through our Internet service providers and other marketing partners;


    - the amount and timing of operating costs and capital expenditures relating to the expansion of our business, including costs associated with our introduction of new or enhanced services and with upgrading and developing our systems and infrastructure;

    -   the seasonality of our operating results;

    -   the future development of the Web-based training market; and

    -   general economic conditions.


    Because many of our costs are fixed and are based on anticipated revenue levels, variations in the timing of revenue recognition could cause significant variations in operating results from quarter to quarter. As a result, we believe that quarter-to-quarter comparisons of our sales and operating results are not necessarily meaningful and may not be accurate indicators of future performance. If our future operating results are below the expectations of securities analysts or investors, the trading price of our shares is likely to fall.



IF WE ARE UNABLE TO SUCCESSFULLY DEVELOP AWARENESS OF THE DPEC BRAND, OUR CUSTOMER BASE MAY NOT GROW AS QUICKLY AS EXPECTED.



    We believe that developing our brand within our target markets is critical to achieving widespread acceptance of our courses and a broad customer base. We may not succeed in developing our brand if our large marketing partners require extensive private labeling, more successful competitors emerge, we are unable or fail to devote sufficent resources to marketing efforts, or course performance problems cause customer dissatisfaction. Our inability to develop our brand would hinder our growth.



OUR INABILITY TO MANAGE OUR GROWTH EFFECTIVELY COULD PREVENT US FROM CAPITALIZING ON BUSINESS OPPORTUNITIES THAT MAY ARISE AND STRENGTHENING OUR CUSTOMER BASE.



    Our growth has placed, and any further growth is also likely to place, a significant strain on our managerial, operational, financial and other resources. We have grown from 68 employees as of December 31, 1995 to 158 employees as of October 26, 1999. Future growth will require us to implement additional management information systems; develop further our operating, administrative, financial and accounting systems; and maintain close coordination among our departments. Our failure to manage our growth effectively could limit our ability to capitalize on attractive business opportunities that may arise, strengthen our customer base and implement our growth strategy.



IF OUR INTERNAL COMPUTER NETWORK OR OUR EXTERNAL LINKS TO THE INTERNET FAIL, WE MAY BE UNABLE TO MARKET AND DISTRIBUTE OUR COURSES EFFECTIVELY.



    The continuing and uninterrupted performance of our internal computer network and Internet course servers is critical to our success. Any system failure that causes interruptions or delays in our ability to provide our courses and services to our customers could reduce customer satisfaction and, if sustained or repeated, could reduce the attractiveness of our courses and services. In addition, we must protect our various computer systems against damage from fire, power loss, telecommunications failures, vandalism and other malicious acts and similar unexpected adverse events. Despite precautions we have taken, unanticipated problems affecting our systems have from time to time in the past caused, and in the future could cause, interruptions or delays in the delivery of our courses. Any damage or failure that interrupts or delays our operations could require us to make unanticipated expenditures or harm relations with our customers.



    The failure of our telecommunications provider or our network backbone provider, which provide us with our Internet connection, to provide the data communications capacity and network infrastructure in the required time frame could cause service interruptions or slower response times. This too could reduce customer demand for our courses and services.

WE INTEND TO EXPAND INTERNATIONALLY AND AS A RESULT WE COULD BECOME SUBJECT TO NEW RISKS.


    We intend to expand our business internationally. In doing so, we could become subject to new risks, including:

    - unexpected changes in regulatory requirements, including the regulation of Internet access;

    - uncertainty regarding liability for information retrieved and replicated in foreign countries;

    - foreign currency fluctuations, which could result in reduced revenues and increased operating expenses;

    -   foreign taxes, tariffs and trade barriers;

    - potentially longer payment cycles and difficulty in collecting accounts receivable; and

    -   burdens of complying with a variety of foreign laws and trade standards.


We could also be subject to general geopolitical risks, such as political and economic instability and changes in diplomatic and trade relationships, in connection with our international operations. The risks associated with any international operations could materially limit the distribution of our courses and require us to adjust our growth strategy.



OUR INABILITY TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS AND OUR INTERNET DOMAIN NAMES COULD LEAD TO UNAUTHORIZED USE OF OUR COURSES OR RESTRICT OUR ABILITY TO MARKET OUR COURSES.



    Our success depends, in part, on our ability to protect our proprietary rights and technology. We rely on a combination of copyrights, trademarks, service marks, trade secret laws and employee and third-party nondisclosure agreements to protect our proprietary rights. Despite our efforts to protect these rights, unauthorized parties may attempt to duplicate or copy aspects of our courses or services or obtain and use information that we regard as proprietary. Policing unauthorized use of the software underlying our courses and services is difficult. While we are unable to determine the extent to which piracy of our courseware exists, piracy in general will likely be a persistent problem. In addition, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. As a consequence, effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our courses and services are made available.


    We currently hold various registered Internet domain names. Domain names generally are regulated by government agencies and their designees. It is possible, however, that third-parties could acquire domain names that are substantially similar or conceptually similar to our domain names. This could decrease the value of our domain names and could hurt our business. The regulation of domain names in the United States and in foreign countries is subject to change. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. As a result, we may not acquire or maintain exclusive rights to our domain names in the United States or in other countries in which we conduct business.


    We may from time to time encounter disputes over rights and obligations concerning intellectual property. Our involvement in any litigation to resolve such matters would require us to incur substantial costs and divert management's attention and resources. In addition, we cannot predict the effect of a failure to prevail in any litigation of this kind.



OUR FAILURE OR THE FAILURE OF THIRD PARTIES TO BE YEAR 2000 COMPLIANT COULD CAUSE US TO INCUR SIGNIFICANT COSTS AND LOSE REVENUES.



    The Year 2000 issue is concerned with whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Failure of our internal infrastructure or courses or failure of any third-party equipment or software to operate properly when the year changes to 2000 could severely disrupt our operations, divert management's time and attention and require us to incur significant unanticipated expenses.



    In addition, the purchasing patterns of our customers and potential customers may be affected by actual or perceived concerns about Year 2000 issues. Organizations that need to expend significant resources to correct their current systems for Year 2000 compliance may have fewer funds available to purchase our courses and services, which would reduce our revenues and profitability.



WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE, AND IT MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS, OR AT ALL.



    We expect the proceeds of this offering, together with cash generated from operations and our current cash and cash equivalents, will be sufficient for us to meet our working capital and capital expenditure requirements for at least the next 18 months. After that time, we may need to obtain additional funds to finance our operations and sustain our growth. In addition, we intend to pursue acquisition and investment activities selectively, which could require us to raise more capital. Additional financing may not be available on terms favorable to us, or at all, which could require us to revise our growth strategy and implement changes to our operations.



WE MAY BE SUBJECT TO LEGAL LIABILITY IF THE CONTENT WE DISTRIBUTE IS FACTUALLY INACCURATE.



    We obtain the content contained in our courses from third-parties. Although we routinely review the content for substantive accuracy, we cannot be sure that information published in our courses will be factually accurate. Additionally, we may be unable to update our course content on a timely basis to reflect advances in technology or other changes relating to the subject matter of our courses. Our inability to provide factually accurate content could subject us to costly litigation and force us to divert financial and other resources to address these issues.



ANY ACQUISITIONS OR INVESTMENTS WE MAKE COULD BE DISRUPTIVE TO OUR BUSINESS, HAVE ADVERSE ACCOUNTING CONSEQUENCES OR BE DILUTIVE TO OUR INVESTORS.



    Although we have no present agreement or understanding relating to any material acquisition or investment, from time to time we have had discussions with companies regarding acquiring or investing in their businesses. If we acquire a company, we could have difficulty in assimilating its operations or assimilating and retaining its key personnel. These difficulties could disrupt our ongoing business and distract our management and employees. Also, acquisitions may result in a variety of accounting charges, such as amortization of goodwill and the write off of acquired in-process research and development, that would increase our reported expenses. Furthermore, we may pay for future acquisitions or investments with debt that reduces our financial flexibility or equity securities that dilute current shareholders' investments.


                         RISKS RELATED TO OUR INDUSTRY


WE OPERATE IN A RAPIDLY CHANGING, HIGHLY COMPETITIVE MARKET, AND WE MAY NOT HAVE ADEQUATE RESOURCES TO COMPETE SUCCESSFULLY.



    The Web-based training market is evolving quickly and is subject to rapid technological change, shifts in customer demands and evolving industry standards. To succeed, we must continue to expand our course offerings and upgrade our technology. We may not be able to do so successfully. Any failure by us to anticipate or respond adequately to changes in technology and customer preferences, or any significant delays in course development or introduction, could allow our competitors to attract and maintain a greater customer base than we.

    The Web-based training market is characterized by significant price competition. We expect to face increasing price pressures from competitors as information systems managers demand more value for their training budgets. Increased competition or our inability to compete successfully against current and future competitors could result in reduced operating margins, as well as loss of market share and brand recognition.


    Although the Web-based training market is highly fragmented with no single competitor accounting for a dominant market share, competition is intense. Our competitors vary in size and in the scope and breadth of the courses and services they offer. Several of our competitors have longer operating histories and significantly greater financial, technical and marketing resources. We anticipate that the lack of significant entry barriers to the Web-based training market will allow other competitors to enter the market, increasing competition.


OUR BUSINESS COULD BE HARMED BY CONSUMERS' CONCERNS ABOUT THE SECURITY OF TRANSACTIONS OVER THE INTERNET.



    We believe that concerns regarding the security of confidential information transmitted over the Internet, such as credit card numbers, prevent many potential customers from engaging in online transactions like that required to initiate one of our training courses. Our success may depend on our ability to add sufficient security features to our course subscription procedures and to instill confidence in those features in our customers. If we fail to do so, our courses may not gain market acceptance.



DUE TO OUR USE OF THE INTERNET, INTRANETS, WEB SERVERS AND BROWSERS AS PRESENTATION VEHICLES FOR OUR COURSES, OUR SUCCESS DEPENDS ON CONTINUED DEVELOPMENT AND MAINTENANCE OF THESE TECHNOLOGIES BY OTHER COMPANIES.



    Our success is highly dependent on the continued growth and maintenance of the Internet, intranets, Web servers and browsers over which we present our courses. There can be no guarantee that the general use of the Internet, intranets, Web servers or browsers will continue to grow. Several factors over which we have no control, including concerns related to security, compatibility, cost, ease of use and access, could limit future growth in Internet, intranet, Web server and browser use, which would limit or prevent implementation of our growth strategy.



WE FACE LEGAL UNCERTAINTIES RELATING TO THE INTERNET IN GENERAL AND TO OUR INDUSTRY IN PARTICULAR AND MAY BECOME SUBJECT TO COSTLY GOVERNMENT REGULATION.


    The applicability to the Internet of existing laws is uncertain and developing with regard to many issues, including sales tax, intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, export of encryption technology and personal privacy.

    There are an increasing number of laws and regulations pertaining to liability for information received from or transmitted over the Internet, online content regulation, user privacy, taxation and quality of products and services. In addition, it is possible that more laws and regulations may be adopted with respect to the Internet, such as laws or regulations relating to user privacy, taxation, email, pricing, Internet access, content, copyrights, distribution and characteristics and quality of products and services. Various state statutes govern private post-secondary educational institutions. It is uncertain whether states will attempt to apply these statutes to regulate the offering of courses over the Internet.


    Changes in existing laws and the adoption of additional laws or regulations may decrease the popularity or limit expansion of the Internet. A decline in the growth of the Internet could decrease demand for our courses and services and increase our cost of doing business.

                         RISKS RELATED TO THE OFFERING


OUR OFFICERS AND DIRECTORS EXERT SUBSTANTIAL INFLUENCE OVER US AND MAY BE ABLE
  TO DELAY OR PREVENT A CHANGE IN OUR CONTROL.



    We anticipate that our executive officers, directors and entities affiliated
with them together will beneficially own approximately       % of our
outstanding common shares following the completion of this offering. As a result, these shareholders will be able to exercise substantial influence over all matters requiring approval by our shareholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in our control.



RESTRICTIONS ON THE RESALE OF      COMMON SHARES, OR    % OF OUR TOTAL
OUTSTANDING COMMON SHARES, COULD CAUSE THE MARKET PRICE OF OUR COMMON SHARES TO DROP SIGNIFICANTLY, EVEN IF OUR BUSINESS IS DOING WELL.



    After this offering, we will have outstanding             common shares.
This includes the             common shares we are selling in this offering,
which may be resold in the public market immediately. The remaining    %, or
            common shares, of our total outstanding common shares will become available for resale in the public market as shown in the chart below, in some cases subject to legal restrictions on the number of shares that may be sold in any 90-day period.



    As restrictions on resale end, the market price could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.



     NUMBER OF COMMON SHARES/% OF TOTAL OUTSTANDING          DATE OF AVAILABILITY FOR RESALE INTO PUBLIC MARKET

        /   %                                             180 days after the date of this prospectus due to an
                                                            agreement these shareholders have with the
                                                            underwriters. However, the underwriters can waive this
                                                            restriction and allow these shareholders to sell their
                                                            shares at any time.

        /   %                                             Between 90 and 365 days after the date of this
                                                            prospectus due to the requirements of the federal
                                                            securities laws.



THERE HAS BEEN NO PRIOR MARKET FOR OUR SHARES, AND OUR SHARE PRICE IS LIKELY TO BE HIGHLY VOLATILE.



    Prior to this offering, there has been no public market for our common shares. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market in our shares or how liquid that market might become. The initial public offering price for the shares will be determined through negotiations between our board of directors and the representatives of the underwriters, and may not be indicative of prices that will prevail in any future trading market. The stock market has experienced extreme price and volume fluctuations. The market prices of the securities of Internet-related companies have been especially volatile. In the past, companies that have experienced volatility in the market price of their shares have been the object of securities class action litigation. If we were the object of securities class action litigation, we could face substantial costs and a diversion of our management's attention and resources.



WE WILL HAVE BROAD DISCRETION IN USING THE PROCEEDS OF THIS OFFERING.


    Our management will have broad discretion over the application of the net proceeds from this offering, as well as over the timing of the expenditure of proceeds. As a result, investors will be relying on management's judgment with only limited information about its specific intentions for use of the proceeds.


OUR ANTI-TAKEOVER PROVISIONS COULD PREVENT A THIRD-PARTY FROM ACQUIRING YOUR SHARES AT A PREMIUM TO THE MARKET PRICE.


    Various provisions of our articles of incorporation, our code of regulations and Ohio law, together with the concentration of ownership in our executive officers, our directors and entities affiliated with them, could make it more difficult for a third-party to acquire us, even if you believe that doing so would be beneficial to you and our other shareholders.


YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF YOUR INVESTMENT.


    Purchasers of common shares in this offering will incur immediate and
substantial dilution of $      in the pro forma net tangible book value per
common share from the assumed initial public offering price. Net tangible book value represents the amount of our tangible assets less our total liabilities. To the extent outstanding stock options to purchase common shares are exercised, there may be further dilution to investors, because all of our outstanding stock options have an exercise price below the initial public offering price.

                                USE OF PROCEEDS

    We estimate the net proceeds we will receive from this offering will be
approximately $      ($      if the underwriters exercise their over-allotment
option in full) at an assumed initial public offering price of $      per share,
which is the midpoint of the price range set forth on the front cover page of this prospectus.


    We are conducting this offering primarily to increase our equity capital, create a public market for our common shares and to facilitate future access by us to public equity markets. We do not have specific uses planned for much of the offering proceeds. We currently intend to use the net proceeds from this offering to:



    - repay existing indebtedness in the aggregate principal amount of $714,286 as of October 27, 1999 to Carol A. Clark, our Chairperson of the Board, President and Chief Executive Officer, pursuant to the terms of a promissory note dated May 10, 1996, that accrues interest at a rate of 1% over prime and matures in November 2004;



    - repay existing indebtedness in the aggregate principal amount of $143,256 as of October 27, 1999 to Frances Papalios, a shareholder and our co-founder and a former member of our board of directors, pursuant to the terms of a promissory note dated May 10, 1996, that accrues interest at a rate of 8% per annum and matures in April 2001; and



    - fund general corporate purposes, including anticipated losses, capital expenditures, development of our courses and services, and expansion of our sales and marketing activities.



    In addition, we may use a portion of the net proceeds from this offering to acquire complementary businesses, products or technologies. Although we have from time to time had discussions with companies regarding our acquiring or investing in their businesses, we have no present agreement or understanding, and are not currently engaged in negotiations, relating to any material acquisition or investment.


    We have not yet determined the amount of net proceeds to be used specifically for all of the foregoing purposes. Accordingly, management will have significant flexibility in applying the net proceeds of this offering. Pending these uses, we intend to invest the net proceeds from this offering in short-term, investment grade, interest-bearing securities.

                                DIVIDEND POLICY

    We do not anticipate paying any cash dividends on our common shares in the foreseeable future. We currently intend to retain future earnings, if any, to finance the development and growth of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements and other factors our board of directors deems relevant. Loan agreements and contractual arrangements that we enter into in the future also may restrict our payment of dividends.

                                 CAPITALIZATION


    The following table sets forth our cash and cash equivalents, short-term debt and capitalization as of September 30, 1999. Our capitalization is presented:


    - on an actual basis; and


    - on a pro forma basis to reflect our receipt of the estimated net proceeds from the sale of the common shares to be sold in this offering at an assumed initial public offering price of $ per share, the mid-point of the anticipated price range, after deducting the underwriting discount and estimated offering expenses and to give effect to the repayment of related party debt and the automatic conversion of all outstanding preferred shares into common shares upon the consummation of this offering.



                                                                          AS OF SEPTEMBER 30,
                                                                                  1999
                                                                         ----------------------
                                                                          ACTUAL     PRO FORMA
                                                                         ---------  -----------
                                                                         (IN THOUSANDS, EXCEPT
                                                                          SHARE AND PER SHARE
                                                                                 DATA)
Cash and cash equivalents..............................................  $   4,362   $      --
                                                                         ---------  -----------
                                                                         ---------  -----------
Short-term debt........................................................  $     335   $      --
                                                                         ---------  -----------
                                                                         ---------  -----------
Long-term debt, less current portion...................................  $   1,029   $      --
Convertible preferred shares, no par value; 8,102 shares authorized,
  8,102 shares issued and outstanding, actual; none authorized, issued
  and outstanding, pro forma...........................................      4,853          --
Shareholders' equity (deficiency):
  Common shares, no par value; 61,898 shares authorized; 44,550 shares
    issued, actual; and   shares issued, pro forma.....................         55          --
  Treasury shares, at cost.............................................       (935)
  Additional paid-in capital...........................................         --          --
  Accumulated deficit..................................................     (6,254)         --
                                                                         ---------  -----------
Total shareholders' equity (deficiency)................................     (7,134)         --
                                                                         ---------  -----------
  Total capitalization.................................................  $  (1,252)  $      --
                                                                         ---------  -----------
                                                                         ---------  -----------



    In addition to the common shares to be outstanding after this offering, as of September 30, 1999 we may issue additional common shares pursuant to the following plans and arrangements:


    - 1,189 shares underlying stock options issued under the Amended and Restated Stock Option Plan outstanding, at a weighted average exercise price of $76.15 per share, of which 844 are currently exercisable; and


    - 3,655 shares issuable under our 1998 Stock Option Plan, consisting of:



       - 1,445 shares underlying stock options outstanding, at a weighted average exercise price of $319.84 per share, none of which are currently exercisable; and



       - 2,210 shares available for future grants.



    Please read "Selected Financial Data" on page 17 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 19 and the financial statements beginning on page F-1 of this prospectus.

                                    DILUTION


    As of September   , 1999, our pro forma net tangible book value was $      ,
or approximately $      per share. Pro forma net tangible book value per share
represents the amount of tangible assets less total liabilities, divided by the number of common shares outstanding on a pro forma basis after giving effect to the conversion of all outstanding preferred shares into common shares.



    Without taking into account any other changes in the net tangible book value
after September   , 1999, other than the sale of the shares offered hereby at an
assumed offering price of $      per share, our pro forma net tangible book
value as of September   , 1999, would have been $      , or $      per share.
The pro forma net tangible book value assumes that the proceeds to us, net of
offering expenses and underwriting discount, will be approximately $      . This
represents an immediate increase in net tangible book value to existing
shareholders attributable to new investors of $      per share and the immediate
dilution of $      per share to new investors, a significant disparity between the price paid by new investors for shares sold in the offering and the pro forma net tangible book value of the shares.


    The following table illustrates this per share dilution:

Assumed initial public offering price per share.........             $
                                                                     ---------
Pro forma net tangible book value per share before this
  offering..............................................  $
                                                          ---------
Increase per share attributable to new investors........
                                                          ---------
Pro forma net tangible book value per share after this
  offering..............................................
                                                                     ---------
Dilution per share to new investors.....................             $
                                                                     ---------
                                                                     ---------


    The following table sets forth, on a pro forma basis as of September   ,
1999, the differences between existing shareholders and the new investors with respect to the number of common shares purchased from us, the total consideration paid to us and the average price per share paid by existing shareholders and by the new investors purchasing common shares in this offering,
at an assumed initial public offering price of $         per share.


                                              SHARES PURCHASED      TOTAL CONSIDERATION     AVERAGE
                                           ----------------------  ----------------------    PRICE
                                            NUMBER      PERCENT     AMOUNT      PERCENT    PER SHARE
                                           ---------  -----------  ---------  -----------  ---------
Existing shareholders....................                       %  $                    %  $
New investors............................
                                           ---------         ---   ---------         ---
Total....................................  $                    %  $                    %
                                           ---------         ---   ---------         ---
                                           ---------         ---   ---------         ---


    Our calculations do not take into account exercise of the underwriters'
over-allotment option or of any outstanding stock options. As of September   ,
1999, there were stock options outstanding to purchase             common shares
at a weighted average exercise price of $      per share, as more fully
described on page 15.       additional shares were reserved for future grants
under our stock option plans. To the extent that any of these options is exercised, there will be further dilution to new investors.



    Please read the Capitalization table on page 15 together with the sections of this prospectus entitled "Selected Financial Data" on page 17 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 19 and the financial statements beginning on page F-1 of this prospectus.

                            SELECTED FINANCIAL DATA
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


    The following selected financial data should be read in conjunction with our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 19 of this prospectus. We have derived the statement of operations data for the years ended December 31, 1996, 1997 and 1998, and the balance sheet data as of December 31, 1997 and 1998 from financial statements that Deloitte & Touche LLP, independent auditors, have audited and that are included beginning on page F-1 of this prospectus. We have derived the information for fiscal years ended July 31, 1994 and 1995, the five months ended December 31, 1995 and the nine months ended September 30, 1998 and 1999, from our unaudited financial statements. The unaudited financial statements have been prepared on substantially the same basis as the audited financial statements and, in the opinion of management, these financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for those periods. Historical results are not necessarily indicative of results to be expected in the future, and results of interim periods are not necessarily indicative of results for the entire year.


    Effective December 31, 1996, we changed our fiscal year end from July 31 to December 31. References to Fiscal 1994 and Fiscal 1995 refer to our fiscal years ended July 31 for each respective year. References to the five months ended December 31, 1995 refer to the transition period to a calendar year. References to Fiscal 1996, Fiscal 1997 and Fiscal 1998 refer to our fiscal years ended December 31 for each respective year.


    From August 1, 1996 through September 15, 1998, we elected S-Corporation status and, accordingly, federal income taxes were the responsibility of our individual shareholders. The pro forma information has been computed as if we had been subject to corporate income taxes for all periods presented based on the tax laws in effect during the period. Prior to August 1, 1996 we were, and subsequent to September 15, 1998 we have been, taxed as a C-Corporation.



                                                                    FIVE MONTHS                                 NINE MONTHS
                                                     FISCAL YEAR       ENDED                                  ENDED SEPTEMBER
                                                    ENDED JULY 31,  DECEMBER 31,    YEAR ENDED DECEMBER 31,         30,
                                                    --------------  ------------   -------------------------  ----------------
                                                     1994    1995       1995        1996     1997     1998     1998     1999
                                                    ------  ------  ------------   -------  -------  -------  -------  -------
                                                                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Courseware sales..................................  $2,983  $2,826    $ 1,032      $ 4,405  $ 5,615  $ 7,074  $ 4,697  $ 8,190
Other revenue.....................................     738   1,148        647        2,440    1,731      793      687       55
                                                    ------  ------  ------------   -------  -------  -------  -------  -------
Total revenue.....................................   3,721   3,974      1,679        6,845    7,346    7,867    5,384    8,245
Cost of sales.....................................      91     417         69          326      311      465      304      555
                                                    ------  ------  ------------   -------  -------  -------  -------  -------
Gross profit......................................   3,630   3,557      1,610        6,519    7,035    7,402    5,080    7,690
Operating expenses................................   3,410   4,512      2,055        5,691    7,120    8,994    6,459    9,753
                                                    ------  ------  ------------   -------  -------  -------  -------  -------
Income (loss) from operations.....................     220    (955)      (445)         828      (85)  (1,592)  (1,379)  (2,063)
Interest expense (income).........................      (6)     60         33          150      181      106      113       25
                                                    ------  ------  ------------   -------  -------  -------  -------  -------
Income (loss) before income taxes.................     226  (1,015)      (478)         678     (266)  (1,698)  (1,492)  (2,088)
Provision (benefit) for income taxes..............     170     (78)        45        1,033       --       --       --       --
                                                    ------  ------  ------------   -------  -------  -------  -------  -------
Net income (loss).................................  $   56  $ (937)   $  (523)     $  (355) $  (266) $(1,698) $(1,492) $(2,088)
Convertible redeemable preferred stock
  dividends.......................................      --      --         --           --       --       --       --      (20)
                                                    ------  ------  ------------   -------  -------  -------  -------  -------
Net loss available to common shareholders.........  $   56  $ (937)   $  (523)     $  (355) $  (266) $(1,698) $(1,492) $(2,108)
                                                    ------  ------  ------------   -------  -------  -------  -------  -------
                                                    ------  ------  ------------   -------  -------  -------  -------  -------
Net income (loss) available to common shareholders
  per share:
  Basic...........................................  $ 5.86  $(8.35)   $ (9.34)     $ (9.86) $ (8.37) $(50.99) $(45.03) $(62.46)
  Diluted.........................................    5.86   (8.35)     (9.34)       (9.86)   (8.37)  (50.99)  (45.03)  (62.46)
Pro forma income (loss) before income taxes.......                                 $   678  $  (266) $(1,698) $(1,492)
Pro forma provision (credit) for income taxes.....                                     269     (116)    (688)    (608)
                                                                                   -------  -------  -------  -------
Pro forma net income (loss).......................                                 $   409  $  (150) $(1,010) $  (884)
                                                                                   -------  -------  -------  -------
                                                                                   -------  -------  -------  -------
Pro forma net income (loss) per common share
  Basic...........................................                                 $ 11.38  $ (4.73) $(30.32) $(26.67)      --
  Diluted.........................................                                   11.38    (4.73)  (30.32)  (26.67)      --
Weighted average shares used in per share
  calculations
  Basic...........................................  44,550  44,550     44,550       35,965   31,737   33,315   33,137   33,737
  Diluted.........................................  44,550  44,550     44,550       35,965   31,737   33,315   33,137   33,737

                                                  FISCAL YEAR        FIVE MONTHS
                                                     ENDED              ENDED                YEAR ENDED
                                                    JULY 31,        DECEMBER 31,            DECEMBER 31,
                                              --------------------  -------------  -------------------------------   SEPTEMBER 30,
                                                1994       1995         1995         1996       1997       1998          1999
                                              ---------  ---------  -------------  ---------  ---------  ---------  ---------------
BALANCE SHEET DATA:
Cash and cash equivalents...................  $     137  $      --    $      70    $       8  $      --  $   1,835     $   4,362
Working capital (deficiency)................        314       (618)      (1,783)      (1,435)    (1,778)      (802)         (691)
Total assets................................      1,046      2,252        2,047        2,107      2,857      5,273        10,021
Total long-term debt (including current
  maturities)...............................        203        772        1,053        2,258      2,344      1,095         1,364
Convertible redeemable preferred shares.....         --         --           --           --         --      1,893         4,853
Total shareholders's equity (deficiency)....        519       (418)        (941)      (2,376)    (2,642)    (4,761)       (7,134)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH "SELECTED FINANCIAL DATA" ON PAGE 17 AND OUR FINANCIAL STATEMENTS AND THE RELATED NOTES BEGINNING ON PAGE F-1 OF THIS PROSPECTUS. THIS DISCUSSION CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. FOR A DISCUSSION OF THE RISKS THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, SEE "RISK FACTORS" ON PAGE 6.


OVERVIEW


    We are a leading provider of Web-based training courses and services designed to meet the needs of businesses, government agencies, non-profit organizations and individual consumers. We license our courses and services directly to large organizations through our direct sales force and indirectly to businesses, organizations and individual customers through agreements with our Internet service providers and other marketing partners.


REVENUES

    We derive our revenues from:

    - courseware sales, which represent sales of courses we have developed; and


    - other revenues, which represent net royalties from sales of courses we obtained from third-parties.



    Currently, we derive our revenues primarily from license agreements under which our customers license our courses, typically for one, two or three year periods and generally receive upfront payments for the term of the license. Until late 1997, we sold our courses primarily on a per-course basis. However, to provide additional value to our customers, we now group our courses into standard curricula and offer them on more favorable pricing terms than our per-course pricing.



    In the past, we recognized a substantial portion of revenue from the sale of courses produced by third-parties. In 1997, we began de-emphasizing the sale of third-party courses as we increased the development of our own courses. In August 1998, we made a strategic decision to eliminate third-party courses, and by February 1999 we had discontinued the sale of third-party courses to new customers. Decreases in other revenues are due to the decision to de-emphasize, and later to discontinue, the selling of third-party courses to new customers.



    We also provide our courses through Internet service providers and other marketing partners. Our Internet service providers and other marketing partners can provide our courses to their customers by either hosting our courses on their Internet sites or by linking their customers to our Internet site. If the provider/partner hosts the courses, it bills customers and remits a royalty to us. If the provider/ partner is linking to our Internet site, we bill the customers, record revenue from the subscription and expense the royalty. In both cases, because the customer has access to unspecified additional courses, the revenue is treated as a subscription and recorded on a straight-line basis over the term of the subscription. We believe that in the future many of our Internet service providers and other marketing partners will link their customers to our Internet site.


EXPENSES

    Our expenses are comprised of the following:

    COST OF SALES consists primarily of royalties paid to our content providers, fulfillment costs and materials, such as CD-ROMs, packaging and documentation.

    SALES AND MARKETING EXPENSES consist primarily of salaries, payroll taxes, commissions and related employee benefits to sales and marketing personnel, as well as advertising and promotional expenses. To a lesser degree, sales and marketing expenses include telemarketing, travel and communication expenses. We expect that our sales and marketing expenses will increase significantly as we pursue our efforts to enter into more relationships with Internet service providers and other marketing partners.



    PRODUCT DEVELOPMENT EXPENSES consist primarily of salaries, payroll taxes, incentive compensation and related employee benefits to course developers, programmers and related support staff. We plan to invest significantly in the development of new courses to complement and expand our existing library of courses. We expect that our course development expenses will increase significantly as we hire additional personnel to increase course production.


    GENERAL AND ADMINISTRATIVE EXPENSES consist primarily of salaries, payroll taxes, incentive compensation and related employee benefits for administrative, operations and finance personnel as well as expenses for occupancy and for professional services. We expect to hire additional support personnel and to incur other expenses associated with being a public company, including increased legal and accounting fees.

    Following this offering, we plan to invest significantly to develop new courses to complement and expand our existing course library. In addition, we plan to significantly increase marketing related to our indirect distribution channels. As a result of planned increases in personnel and marketing costs, we expect to incur significant operating and net losses for at least the next two years.

RESULTS OF OPERATIONS


NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998


REVENUES


    Total revenues increased $2.8 million, or 53.1%, from $5.4 million for the first nine months of 1998 to $8.2 million for the comparable 1999 period. This increase in total revenues was due to a $3.4 million, or 74.4%, increase in courseware sales to large organizations, partially offset by a $0.6 million decrease in third-party courseware sales. Revenues related to Internet service providers increased from zero for the first nine months of 1998 to $0.3 million for the comparable 1999 period. Revenues related to other marketing partners increased from zero for the first nine months of 1998 to $0.3 million for the comparable 1999 period. The increase in courseware revenues resulted from the growing acceptance of our curriculum pricing, the expanded number of available courses, customer contract renewals and increased marketing and sales distribution efforts.


GROSS PROFIT


    Gross profit increased $2.6 million, or 51.4%, from $5.1 million in the first nine months of 1998 to $7.7 million for the comparable 1999 period. The gross profit margin decreased from 94.3% for the first nine months of 1998 to 93.3% for the comparable 1999 period as a result of additional royalty payments to content providers.


OPERATING EXPENSES


    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased $1.6 million, or 53.7%, from $3.0 million for the first nine months of 1998 to $4.6 million for the comparable 1999 period. As a percentage of revenues, sales and marketing expenses increased slightly from 55.7% for the first nine months of 1998 to 55.9% for the comparable 1999 period. The increase in sales and marketing expenses was attributable to additional compensation of $0.8 million for our sales and marketing staff, which increased from 41 people at September 30, 1998 to 59 people at September 30, 1999, as we expanded into indirect distribution channels and to increased promotional expenses of $0.6 million.



    PRODUCT DEVELOPMENT EXPENSES. Product development expenses increased $1.3 million, or 77.9%, from $1.6 million for the first nine months of 1998 to $2.9 million for the comparable 1999 period. As a percentage of revenues, product development expenses increased from 30.7% for the first nine months of 1998 to 35.7% for the comparable 1999 period. The increase in product development expenses was attributable to an increase in compensation for our product development staff, as the number of course developers, programmers and other support staff increased from a total of 43 at September 30, 1998 to 62 at September 30, 1999. We increased staffing in these areas so that we could accelerate the development of new courses.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased $0.4 million, or 21.8%, from $1.8 million for the first nine months of 1998 to $2.2 million for the comparable 1999 period. As a percentage of revenues, general and administrative expenses decreased from 33.6% for the first nine months of 1998 to 26.7% for the comparable 1999 period. The increase in general and administrative expenses was for compensation for our administrative personnel, which increased from a total of 24 people at September 30, 1998 to 27 people at September 30, 1999.



    INTEREST EXPENSE, NET. Interest expense, net of interest income, decreased from $113,000 for the first nine months of 1998 to $25,000 for the comparable 1999 period due to a reduction in the principal amount of outstanding debt and an increase in interest income related to short-term investments. Interest income increased from $7,000 for the first nine months of 1998 to $51,000 for the comparable 1999 period.


YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

REVENUES


    Total revenues, including other revenues, increased $0.5 million, or 7.3%, from $6.8 million in 1996 to $7.3 million in 1997, and increased $0.6 million, or 7.1%, from $7.3 million in 1997 to $7.9 million in 1998. The increase in total revenues from 1996 to 1997 was primarily due to a $1.2 million, or 27.5%, increase in course sales to large organizations, partially offset by a $0.7 million decrease in third-party courseware sales. Similarly, the increase in total revenues from 1997 to 1998 was due to a $1.5 million, or 26.0%, increase in courseware sales to large organizations, partially offset by a $0.9 million decrease in third-party courseware sales. The increase in revenues from 1996 to 1997, and from 1997 to 1998, was the result of an expanded number of courses, the introduction of curriculum plan pricing, customer contract renewals and increased marketing and sales distribution efforts. Distributing our courses through Internet service providers and other marketing partners commenced in late 1997 and accounted for an aggregate $0.1 million of our revenue increase from 1997 to 1998.


GROSS PROFIT


    Gross profit increased $0.5 million, or 7.9%, from $6.5 million in 1996 to $7.0 million in 1997, and increased $0.4 million, or 5.2%, from $7.0 million in 1997 to $7.4 million in 1998. The gross profit percentage remained approximately the same at 95.2% in 1996 to 95.8% in 1997, but then decreased to 94.1% in 1998 as a result of additional royalty payments to content providers.


OPERATING EXPENSES


    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased $0.8 million, or 29.8%, from $2.7 million in 1996 to $3.5 million in 1997, and increased $0.8 million, or 24.0%, from $3.5 million in 1997 to $4.3 million in 1998. Sales and marketing expenses increased as a percentage of revenues from 39.0% in 1996 to 47.2% in 1997 and to 54.7% in 1998. The increase in sales and marketing expenses was attributable to an increase in compensation for our sales and marketing staff, which increased from 32 people at December 31, 1996 to 34 at December 31, 1997 and to 44 at December 31, 1998. Eight of the ten people added in 1998 were dedicated to the development of indirect distribution channels.



    PRODUCT DEVELOPMENT EXPENSES. Product development expenses increased $0.5 million, or 38.4%, from $1.5 million in 1996 to $2.0 million in 1997, and increased $0.4 million, or 16.9%, to $2.4 million in 1998. Product development expenses increased as a percentage of revenues from 21.5% in 1996 to 27.7% in 1997 and to 30.3% in 1998. The increase in product development expenses was attributable to an increase in compensation for our product development staff, as the number of course developers, programmers and other support staff increased from a total of 22 at December 31, 1996 to 41 at December 31, 1997 and to 52 at December 31, 1998.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased $0.1 million, or 4.3%, from $1.5 million in 1996 to $1.6 million in 1997, and increased $0.7 million, or 43.2%, from $1.6 million in 1997 to $2.3 million in 1998. General and administrative expenses decreased as a percentage of revenues from 22.6% in 1996 to 22.0% in 1997 and increased to 29.4% in 1998. The increase in general and administrative expenses was related to compensation for our administrative personnel, which increased from 18 people at December 31, 1996 to 22 at December 31, 1997 to 24 at December 31, 1998.


    INTEREST EXPENSE, NET. Interest expense, net increased from $150,000 in 1996 to $181,000 in 1997 and then decreased to $106,000 in 1998. The increase in 1997 was related to increased bank borrowings during the year and to shareholder loans, which were outstanding for only the last seven months in 1996. In 1998, interest expense decreased when we paid down and subsequently eliminated our bank debt in July 1998, principally as a result of significantly increased net income. Interest income for 1996 and 1997 was insignificant and was $33,000 for 1998.


    INCOME TAXES. We were treated as an S-Corporation for federal income tax purposes from August 1, 1996 to September 15, 1998. During that period the federal and state taxable income and expenses flowed directly to our shareholders and were not taxed at the corporate level. At December 31, 1998, we had net operating loss carryforwards for federal and state tax purposes of approximately $300,000 that will expire at various times through 2018. At December 31, 1998, we had a net deferred tax asset of $2,494,000 relating principally to deferred revenue and our net operating loss carryforwards. Our ability to realize the value of our deferred tax asset depends on our future earnings, if any, the timing and amount of which are uncertain. We have recorded a valuation allowance for the entire net deferred tax asset as a result of those uncertainties. Accordingly, we did not record any income tax benefit for net losses incurred from September 16, 1998 through December 31, 1998.



    On August 1, 1996, the date we elected S-Corporation status, we eliminated a net deferred tax asset of approximately $807,000 from the balance sheet, which was recognized as income tax expense. For the period from August 1, 1996 through December 31, 1996 approximately $38,000 of income tax related to our operations for the period was borne by our shareholders.



    On September 15, 1998, the date our S-Corporation status terminated, we established a net deferred tax asset of approximately $2,359,000, which was offset by a full valuation reserve, resulting in no income tax benefit. For the period from January 1, 1998 through September 15, 1998 approximately $465,000 of income tax benefit related to our operations for the period was utilized by our shareholders.


LIQUIDITY AND CAPITAL RESOURCES


    Net cash provided by operating activities decreased from $2.8 million for the first nine months of 1998 to $0.4 million for the comparable 1999 period. This $2.4 million decrease was primarily due to a $0.6 million increase in net loss and a $1.2 million reduction in the deferred revenue increase.



    Net cash provided by operating activities decreased from $0.2 million in 1996 to $0.1 million in 1997 and increased to $2.0 million in 1998. The decrease in net cash from operating activities in 1997 was primarily due to the elimination of our deferred tax assets as a result of our change in income tax status, and the increase in 1998 was primarily due to the increase in deferred revenue.



    Cash and cash equivalents at September 30, 1999 totaled $4.4 million. We had no cash or cash equivalents as of December 31, 1996 and 1997. Cash and cash equivalents increased to $1.8 million as of December 31, 1998, due primarily to deferred revenues and from the proceeds from the sale of convertible preferred shares in September 1998. This increase was offset by expenditures for property and equipment, distributions to S-Corporation shareholders to pay income taxes and repayment of debt.


    On July 28, 1999, we entered into a $3,000,000 line of credit and a $500,000 term note with a bank. The line of credit, which expires on October 31, 2001, bears interest at the bank's prime rate minus 0.5%. No amounts are outstanding at October 29, 1999. The term note, which matures on July 31, 2004, bears interest at 8.04%. The line of credit and the term note contain restrictive covenants which, among others, require the Company to maintain a certain level of cash flow, as defined. Our other significant commitments consist of two promissory notes payable to two shareholders, including Carol A. Clark, our Chairperson of the Board, President and Chief Executive Officer, in the aggregate principal amount of $857,542 as of October 27, 1999. We intend to use a portion of the proceeds of this offering to repay these shareholder notes.



    Prior to September 1998, we financed the majority of our operations through bank borrowings and shareholder loans. The $2.0 million net cash provided by operating activities and the net proceeds of $1.9 million from the sale of convertible redeemable preferred shares in September 1998 allowed us to repay bank debt and increase our cash and cash equivalents. In addition, we began to implement our expansion strategy and incur the related personnel and other expenses associated with developing additional courses and developing and promoting our indirect sales channels.



    On August 27, 1999 we issued 2,979 series B convertible redeemable preferred shares for proceeds of $3,000,121.



    Our capital requirements depend on numerous factors, including market acceptance of our courses and services and the resources we allocate to course development, developing and promoting our indirect sales channels and marketing our courses and services. We have experienced substantial increases in our expenditures during the last two years in order to develop our own courses and distribute them through Internet service providers and other marketing partners. We anticipate that our expenditures will continue to increase for the foreseeable future. Additionally, we will continue to evaluate possible acquisitions of or investments in complementary businesses, technologies, services or products. We currently believe that our available cash and cash equivalents combined with the net proceeds from this offering will be sufficient to meet our anticipated needs for working capital and capital expenditures for the next 18 months. We may need to obtain additional funds, however, in order to:



    - fund more rapid expansion, including significant increases in personnel;



    - develop new or enhanced courses or products;



    - add new Internet service providers and other marketing partners;


    - respond to competitive pressures; or

    - to acquire or invest in complementary businesses, technologies, services or products.


In order to meet our long term liquidity needs, we may need to raise additional funds, establish an additional credit facility or seek other financing arrangements. Additional funding may not be available on favorable terms or at all.


YEAR 2000 CONCERNS

    The Year 2000 issue is concerned with whether computer systems will properly recognize date-sensitive information when the year changes to 2000. The issue arose because many computer programs were written using two digits rather than four to represent the applicable year. Any computer programs or hardware that have date-sensitive software or embedded chips may interpret a date ending in "00" as the year 1900 instead of the year 2000. In addition, the year 2000 is a leap year, which may not be recognized accurately. This could result in system failures or miscalculations causing disruptions of operations for any company using these computer programs or hardware, including, among other things, an inability to connect to the Internet, process transactions, send invoices or engage in normal business activities. As a result, many companies and individuals must upgrade or replace their computer systems to avoid "Year 2000" issues.


    We have used internal resources to identify, test and, as necessary, correct or reprogram our products for Year 2000 compliance. We have determined that our current software platforms are Year 2000 compliant, except for certain older software platforms that we have discontinued and do not plan to make Year 2000 compliant. We have tested the software obtained from third-parties that we use to author and present our courses, but we also intend to seek assurances from these third-parties that their software is Year 2000 compliant. Despite our testing or assurances from third-party software providers, there can be no assurances our products do not contain undetected errors or defects associated with Year 2000 date functions which may result in delay or loss of revenue, diversion of development resources, damage to our reputation, costs for third-party damage claims, or increased service costs, any of which could have a material adverse effect on our business and financial results.



    In addition to our internally developed software, we use software and hardware developed by third-parties both for our network and internal information systems. We have conducted testing of third-party software and hardware to determine Year 2000 compliance. Our testing has indicated that only a few pieces of software and hardware are not Year 2000 compliant. These are scheduled to be replaced by November 5, 1999 at a total cost of less than $100,000. In addition, we have completed the process of obtaining certifications from our vendors to the effect that their hardware and software is Year 2000 compliant.


    We rely on third-party network infrastructure providers to gain access to the Internet. We also rely on other third-party providers such as utilities who provide electricity to our physical facilities. If these providers experience business interruptions as a result of their failure to achieve Year 2000 compliance, our ability to provide Internet connectivity, for example, could be impaired, which could have a material adverse effect on our business and financial results.


    We expect to fund our Year 2000 readiness plan from operating cash flows and in the past have not separately accounted for these costs. These costs have principally been the related payroll costs for personnel in the development and information systems group. We believe that these costs have not been material.



    We have a contingency plan to deal with the worst-case scenario that might occur if technologies upon which we depend are not Year 2000 compliant and fail to operate effectively. If our present efforts to address our potential Year 2000 compliance issues are not successful, or if our Internet service providers and other marketing partners, vendors and other third parties with which we conduct business do not successfully address these issues, our business and financial results could be materially and adversely affected.


    In addition, the purchasing patterns of our customers and potential customers may be affected by actual or perceived concerns about Year 2000 issues. Organizations that need to expend significant resources to correct their current systems for Year 2000 compliance may have fewer funds available to purchase our courses and services. This too could have a material adverse effect on our business, operating results and financial condition.

    We have also engaged a third-party consultant to perform a Year 2000 assessment study. It has reviewed all of the procedures we employed in our Year 2000 reviews and has found them to be consistent with generally accepted business practices. The consultant did not identify any threats from Year 2000 issues other than those discussed above, none of which might reasonably be expected to have a material adverse effect on our business and financial statements.

RECENT ACCOUNTING PRONOUNCEMENTS

    In December 1998, the AICPA issued SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" which addresses software revenue recognition as it applies to certain multiple-element arrangements. SOP 98-9 also amends SOP 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2" to extend the deferral of the application of certain passages of SOP 97-2 through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. See Note 1 of Notes to Financial Statements. We do not believe that this pronouncement will have a material effect on our financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK


    At September 30, 1999, we had no material market risk exposure such as interest rate risk, foreign currency exchange rate risk or commodity price risk.

                                    BUSINESS

OVERVIEW


    We are a leading provider of Web-based training courses and services designed to meet the needs of businesses, government agencies, non-profit organizations and individual consumers worldwide. We offer a real-time, interactive learning experience presented through standard Web browsers operating over a variety of presentation platforms, including the Internet, intranets and local-area and wide-area networks. Our courses enable users to learn in a self-paced, easy-to-use and cost-effective manner anytime, anywhere. Our extensive Web-based training library consists of over 340 courses covering a broad range of topics, including information technology, desktop applications, professional and managerial skills and practical skills. We distribute our courses and services directly through our internal sales force and indirectly through more than 1,100 Internet service providers and over 85 other marketing partners. We believe we have achieved, and will be able to maintain, our industry leadership position due to our comprehensive courses, efficient and flexible technology and extensive distribution channels.


OUR MARKET OPPORTUNITY


    International Data Corporation ("IDC") estimates that Web-based training is the fastest growing segment within the overall U.S. training industry, displacing other traditional training methods such as instructor-led and text-based learning. The Web-based training market includes training delivered over the Internet and Web-based training products, such as authoring and training management software. IDC estimates that the total U.S. market for Web-based training will increase from approximately $550 million in 1998 to approximately $7.1 billion in 2002, a 90% compound annual growth rate. This anticipated growth rate is significantly higher than the growth rate in the overall U.S. information technology training industry, estimated at a compound annual growth rate of approximately 12% over the same period. IDC also estimates that U.S. revenues from Web-based training will represent approximately 31% of total U.S. information technology training industry revenues in 2002, up from 5% in 1998.


    According to IDC, demand for Web-based information technology training will exceed $4 billion by 2002. IDC also estimates that demand for Web-based personal and professional training will exceed $3 billion by 2002. We believe this significant anticipated growth will be due to the escalating need for trained information technology professionals, the rapid adoption of the Internet and the distribution efficiencies and enhanced accessibility created by the Web-based training model. Because worldwide demand for skilled information technology professionals far exceeds the existing supply, there has been a heightened focus on developing technical, professional and managerial skills through the use of training and education. We believe that increasing time and budgetary constraints, coupled with an expanding need to train people across a wide number of geographic regions, are causing organizations to examine innovative, technology-based training alternatives, such as multi-media, video and Web-based learning.

    We believe that Web-based learning is the most attractive training alternative for organizations and individual consumers, due to its:

    FLEXIBILITY. Courses can be easily and efficiently modified or replaced electronically, without the need to distribute new materials manually.

    CONVENIENCE AND EASE-OF-ACCESS. Users can take courses at any time from anywhere in the world simply through accessing the Internet.

    COST-EFFECTIVENESS. Web-based training providers do not incur the costs associated with shipping training materials or the expenses associated with maintaining and operating learning facilities. Users do not incur the travel and lodging costs often associated with attending seminars or off-site training centers.

    REAL-TIME INTERACTIVITY. Web-based training courses can be offered in an interactive format that allows users to proceed at their own pace and to easily test their comprehension.


    Additionally, we believe that the rapid adoption of the Internet and growth in consumer spending on the Internet will fuel the demand for Web-based training products and services. IDC estimates that the number of consumers buying goods and services over the Internet was approximately 31 million in 1998, which is expected to increase to approximately 134 million in 2002, representing a compound annual growth rate of 44%. Furthermore, industry analysts estimate that annual consumer spending over the Internet was approximately $50 billion in 1998, which is expected to increase to $734 billion in 2002, representing a compound annual growth rate of approximately 95%.



    Historically, training products and services have been marketed primarily to large organizations, given the associated cost-efficiencies. With the rapid adoption of the Internet and individual consumers' increasing willingness to purchase goods and services via the Internet, we believe that training products can now be targeted to small organizations and individual consumers in a cost-efficient manner. We believe that significant opportunities exist in these markets. Businesses and other organizations need employees with strong technical, professional and managerial skills in order to remain competitive. Similarly, individual consumers, facing the technical challenges of their desktop applications, require efficient and cost-effective training that can be accessed over the Internet at any time and from anywhere in the world.


COMPETITIVE STRENGTHS


    We believe the following are our key competitive strengths:



    BREADTH, DEPTH AND COST-EFFECTIVENESS OF COURSE OFFERINGS. Our more than 340 courses offer users a broad range of topics. In most subjects, we offer a number of courses from introductory to advanced, allowing users to select the courses appropriate for their skill levels.



    Our Web-based courses are cost-effective. Customers have the option of subscribing to our entire library of online courses, a smaller group of related courses or individual courses. For a fixed license fee, our direct sales customers receive unlimited access to the courses to which they subscribe for a specified number of users. Customers accessing our courses through Internet service providers and other marketing partners pay an annual or monthly fee for unlimited course access per user at rates set by our marketing partners.



    MULTIPLE DISTRIBUTION CHANNELS. Historically, we have derived the vast majority of our revenues from the direct sale of our courses to large organizations. At the end of 1997, we launched our indirect distribution channels to take advantage of the significant opportunity that we believe exists in the small organization and individual consumer markets. We currently distribute our courses through the following channels:



    DIRECT SALES. Our 30-person internal direct sales force actively markets our courses and services, targeting businesses and other large organizations with annual revenues of at least $50 million or that otherwise possess a need for our courses and services. These customers receive the complete feature set of our courses and the ability to customize the content of the standard courses to more closely match their specific training objectives. We currently have over 600 direct sales customers.



    INDIRECT SALES. We license our courses indirectly to businesses, organizations and individual consumers through our agreements with Internet service providers and other marketing partners. We grant our indirect marketing partners the right to license our courses to their customers or members for a fee set by each marketing partner. In exchange for receiving access to our courses, our indirect marketing partners agree to market and promote our courses to their customers or members. When a customer subscribes to our courses through one of these indirect sales channels, we share a portion of the subscription revenue with the Internet service provider or other marketing partner.



       INTERNET SERVICE PROVIDERS. Our Internet service providers make our courses available to their Internet access subscribers and other visitors to their Websites. We offer our Internet service providers an easy and flexible way to provide training to their customers by installing our courses on their servers or by linking their Websites directly to our Website. In return, our Internet service providers give us access to their customer bases and provide the first level of support to our users. We currently have agreements with over 1,100 Internet service providers, including MindSpring Enterprises, Freeserve plc and Verio.



       OTHER MARKETING PARTNERS. Our other marketing partners are businesses and organizations whose current and future operations support and facilitate the sale of our Web-based training courses. They include technology companies, who combine our courses with their products, and non-business organizations such as colleges, universities and trade associations. Our other marketing partners make our courses available to businesses, organizations and individual consumers, enabling these entities to offer their customers, staff, students and members a valuable service. We currently have over 85 other marketing partners, including Data General Corporation, Hand Technologies, Ohio University and BATNET, a consortium reselling our courses to over 30 associations, including the American Association of Retired Persons and the American Automobile Association.



    SCALEABLE, PROPRIETARY COURSE DEVELOPMENT PROCESS. We follow a four-stage proprietary course development process that enables our in-house development staff to produce new courses rapidly, while maintaining high-quality course design and content. Course set-up includes converting text and graphics supplied by third-parties into our format, updating tools and templates and adding basic course elements. During the unit development stage, we create graphics and add interactive course elements such as questions and simulations. We incorporate our course navigation features, topic list, index, glossary and skill assessments in the full-course development stage. Lastly, we conduct quality assurance testing to ensure that the course is educationally sound, technically accurate and visually appealing. Throughout each stage, we use proprietary software tools that we created to automate most of the course development process.



    UNIQUE THIRD-PARTY CONTENT SOURCING. We obtain the content for our courses from third-parties. Utilizing content from third-parties enables rapid, cost-effective course production. By using third-party content, we can create a large number of courses covering a variety of topics without the expense of maintaining a large research staff. We are also able to respond to our clients' changing needs quickly.



    EFFICIENT AND FLEXIBLE TECHNOLOGY. We design our courses in hypertext mark-up language, or HTML, a Web document formatting language, specifically for fast presentation through the Internet and corporate intranets. As a result, our courses are available at any time, from anywhere in the world. Our HTML course design also enables us to take advantage of the growing capability of today's computers to carry voice, data and video information, and should enable us to incorporate additional features quickly as this capability increases.



    We believe we are one of the few Web-based training providers to present all of our courses through standard Web browsers without the need for users to download our content. This provides users with direct, immediate access to our courses without the need to use valuable hard drive space to store our courses.

    Our highly-interactive courses enable users to learn by experience, offering frequent opportunities for practice in the form of simulations and exercises. We also incorporate graphics and animation to gain and maintain users' interest throughout a course.

    We present all our courses in a standard format that enables users to become familiar with the course interface, enhancing ease of use. Our intelligent technology keeps track of users' progress throughout a course. This enables users to stop working at any time while taking a course and later resume, without losing any information and without having to start over from the beginning.


    ONGOING REFERENCE RESOURCE. Our courses can be used as an ongoing and easy-to-use reference resource. Each course contains an index that allows users to go directly to the information they want without working through the other portions of the course. Our powerful index feature also allows users to reference needed information in any group of licensed courses quickly and easily. This immediate access to specific course content is highly efficient, reducing training time by allowing users to focus on those areas where training is needed.


OUR FOCUSED GROWTH STRATEGY


    Our goal is to be the leading global provider of Web-based training courses and services to businesses, organizations and individual consumers. The principal elements of our strategy are to:



    CONTINUE TO AGGRESSIVELY TARGET LARGE ORGANIZATIONS. Currently, we have over 600 direct sales customers. With the proceeds of this offering, we intend to expand our direct sales force and continue to target large organizations for full scale implementations of Web-based training across corporate intranets and the Internet. We intend to focus our direct marketing efforts on organizations that employ a large number of information technology professionals and utilize desktop applications throughout their operations.



    EXPAND RAPIDLY THROUGH THE INTERNET AND OTHER INDIRECT MARKETING CHANNELS IN THE U.S. AND ABROAD. We currently have agreements with more than 1,100 Internet service providers. Based on information provided by our Internet service providers, we believe they can make our courses accessible to over 8.1 million subscribers, including over 700,000 businesses. We also have agreements with more than 85 other marketing partners. Over 90% of our agreements with Internet service providers and other marketing partners are for exclusive three year terms. We will continue to sign as many Internet service providers and other marketing partners as possible in order to rapidly expand our reach into the small organization and individual consumer markets worldwide.


    BROADEN COURSE OFFERINGS IN NEW AND EXISTING TOPICS AND CATEGORIES, AND ACCELERATE COURSE DEVELOPMENT. Our goal is to expand our course offerings by adding a wide range of categories directed at new markets and rapidly increasing the number of courses in all of our existing categories. To achieve this goal, we intend to:


    HIRE ADDITIONAL COURSE DEVELOPERS. As of September 30, 1999, our 44 course developers were producing courses at the rate of 20 to 30 courses every 60 days. We intend to use a portion of the proceeds of this offering to add a substantial number of qualified developers and significantly increase course production.


    INCREASE NUMBER OF CONTENT PROVIDERS. We are actively pursuing relationships with additional publishers and with new types of content providers to develop courses directed toward new markets. For example, we aim to develop certification, licensing and continuing education courses for professionals in areas such as insurance, finance, law and accounting.

    ENHANCE FURTHER OUR TECHNOLOGY INFRASTRUCTURE. We intend to use part of the proceeds of this offering to continue our longstanding commitment to investing in technology. By further enhancing our computer network, hardware and software applications, we expect to be able to continue providing powerful, flexible training tools to our customers. We also believe that continued technological advances, particularly those involving the Internet, should provide new opportunities to customize our services further.


    INCREASE BRAND AWARENESS IN OUR TARGET MARKETS. We intend to solidify our position as a leading provider of Web-based training courses and services by increasing our brand name recognition in all of our target markets. Occasionally, we co-brand our courses and services on our Internet service providers' and other marketing partners' Websites. We intend to expand our use of advertising, public relations and marketing programs to promote our brand and build loyalty among our small organization and individual customers, as well as attract potential customers to our Website.


    SEEK POSSIBLE STRATEGIC ACQUISITIONS OF OR INVESTMENTS IN COMPLEMENTARY BUSINESSES, PRODUCTS, SERVICES OR TECHNOLOGIES. We may seek acquisitions of or investments in complementary businesses, products, services or technologies. We will focus our acquisition and investment efforts on those companies that we believe would expand the breadth of our courses and services, increase our market presence in the U.S. and abroad and introduce new technologies that should better serve our customers. Although we have from time to time had discussions with companies regarding our acquiring or investing in their businesses, we have no present agreement or understanding relating to any material acquisition or investment.

OUR PRODUCTS AND SERVICES


    PRODUCTS. Our diverse online library includes courses designed to meet the training needs of large organizations, small-to-medium organizations and individual consumers. We offer over 340 courses in four categories:



    INFORMATION TECHNOLOGY AND CERTIFICATION TRAINING. Our course library includes approximately 230 courses on programming languages, databases and operating systems. As a Microsoft Independent Courseware Vendor, we offer a complete set of courses to prepare users for the Microsoft Certified Systems Engineer (MCSE) exam.



A+ Certification (13 courses)
C (3 courses)
CGI Perl (4 courses)
CICS (5 courses)
Client/Server Technology (1 course)
CMS/XEDIT (2 courses)
COBOL (10 courses)
Data Communication (1 course)
Data Warehousing (2 courses)
DB2 (3 courses)
Dynamic HTML (5 courses)
Easytrieve (1 course)
Exchange Server (19 courses)
FOCUS (11 courses)
GUI Design (3 courses)
HTML (7 courses)
ISPF (2 courses)
JAVA (3 courses)
JCL (7 courses)
LANs (3 courses)



Micro Focus COBOL (5 courses)
Networking Essentials (6 courses)
Object-oriented Analysis & Design (2 courses)
OOP Using C++ (3 courses)
Oracle (13 courses)
PowerBuilder (15 courses)
QMF (2 courses)
RDBMS Fundamentals (1 course)
REXX (1 course)
SAA (2 courses)
SAS (7 courses)
SQL Server (12 courses)
Sybase (7 courses)
TCP/IP (10 courses)
TSO/E (1 course)
UNIX (6 courses)
Visual Basic (15 courses)
Visual InterDev (9 courses)
VSAM (1 course)
Windows NT (9 courses)

    DESKTOP APPLICATIONS AND CERTIFICATION TRAINING. We license approximately 60 training courses designed to improve users' proficiency with widely-used desktop applications. As a Microsoft Independent Courseware Vendor, we also provide courses to prepare users for the Microsoft Office User Specialist
    (MOUS) certification.



Front Page (2 courses)
Internet/Internet Explorer (4 courses)
Internet/Netscape Navigator (4 courses)
Lotus Notes (2 courses)
Microsoft Access (2 courses)
Microsoft Excel (3 courses)
Microsoft Exchange (2 courses)
Microsoft Word (3 courses)
Microsoft Office 2000 (6 courses)
Microsoft Works (7 courses)
Microsoft Outlook (2 courses)
Microsoft PowerPoint (2 courses)
Microsoft Windows (6 courses)



Microsoft Windows Workstation (2 courses)
Paint Shop (2 courses)
Photoshop (4 courses)
Project 98 (2 courses)
Quicken (2 courses)



QuickBooks (5 courses)


    PROFESSIONAL AND MANAGERIAL SKILLS DEVELOPMENT. We offer approximately 25 courses to assist professionals in developing their managerial skills.

Business Communication (3 courses)
Business Management (3 courses)
Concepts of Computing (5 courses)

Customer Service (5 courses)
Negotiating (4 courses)
Time Management (4 courses)


    PRACTICAL SKILLS DEVELOPMENT. We license approximately 25 courses to help individual consumers develop basic skills and improve their daily lives.


Grammar (4 courses)
Home Business (4 courses)
Investing Fundamentals (6 courses)
Math (6 courses)

Money 98 (2 courses)
Retirement Planning (2 courses)
SAT Preparation (3 courses)

    COURSE FEATURES.  All of our courses contain:


    SKILL ASSESSMENTS. Our courses include a complete set of skill assessment features designed to maximize our users' learning experience. Users have the option of taking a preliminary test to assess their knowledge of a particular course. Users can apply the results of the preliminary test to create individualized learning paths. If users obtain high scores during the assessment, they can save time by testing out of a course. Each course also incorporates scored questions which provide users with feedback regarding course comprehension. After users finish a course, they can take a final test to evaluate overall course knowledge.



    ONLINE REFERENCE CAPABILITY. Our courses contain an index that enables users to go directly to the information they want without working through the other portions of the course. Our powerful index feature also allows users to access needed information in any group of licensed courses quickly and easily.



    In addition, we offer our direct sales customers a broad range of value-added features that complement our course offerings:



    ADMINISTRATION CAPABILITIES. Our courses include comprehensive administration tools designed to provide meaningful feedback and reduce the workload of our business customers. Our Web-based administration software tracks and reports usage of courses presented through the Internet or intranets. Organizations can assess the effectiveness of their training program by selecting either summary or detailed reports on usage and scores broken down by company, site, department or individual. Our administration tools also manage user registration functions.



    CUSTOMIZED INSTRUCTION. Our customization tools enable organizations presenting courses over an intranet to instruct and test their employees on information unique to their organizations. Customers can customize the text within a course or insert links to information located at other intranet sites. Organizations can also add customer-specific questions to our skill assessments. These questions can be presented in a variety of formats, including multiple choice, short answer and true/false. This enables corporate trainers to reinforce crucial skills and to assess knowledge of customer-specific content. Our customization tools allow organizations to maximize their training budgets by tailoring training programs to meet their specific needs.


    ONLINE INSTRUCTOR ASSISTANCE. Our instructor online service answers users' questions regarding selected courses while they are learning. For an additional annual fee, large organization customers can submit an unlimited number of questions to a course topic expert and receive a response via email within one business day. Users can also employ the service to comment on a course.


    OTHER LARGE BUSINESS SERVICES. We offer our large organization customers on-site product support, including course installation and promotion of our courses and services within their organizations, at no additional charge. We offer a variety of licensing options to provide maximum flexibility for corporate training budgets. Large organization customers may choose to present our courses through one or more of four presentation platforms--Internet, intranets, local-area and wide-area networks or personal computers.



DIRECT SALES CUSTOMERS



    We license our Web-based training courses and services to a broad range of customers in a wide variety of markets. No single customer accounted for more than 10% of total revenues in 1996, 1997, 1998 or the nine months ended September 30, 1999. The following table sets forth a representative list of direct sales customers in various industries from whom we derived more than $50,000 in revenues during the last year:



FINANCIAL/ACCOUNTING                        HEALTH CARE/INSURANCE
A.G. Edwards & Sons                         Capital Blue Cross
Bank of America                             Fireman's Fund Insurance
First Data Resources                        Traveler's

CONSULTING                                  GOVERNMENT
Computer Horizons                           Defense Information Systems Agency
Computer Sciences Corporation               Florida Department of Health
IMRglobal                                   Social Security Administration

HARDWARE/SOFTWARE                           NETWORKING/COMMUNICATIONS
American Management Systems                 Bell South Mobility
Software Synergy Inc.                       Convergys
Sterling Software                           Harris Corporation

MANUFACTURING/OTHER                         RETAIL
Fort James Corporation                      QVC
The McGraw Hill Companies                   Saks Incorporated
Southwest Airlines                          Walgreens

COMPETITION

    The Web-based training market is evolving quickly and is subject to rapid technological change. Although the market is highly fragmented, with no single competitor accounting for a dominant market share, competition is intense. We anticipate that the lack of significant entry barriers to the Web-based training market will allow new competitors to enter the market, increasing the level of competition. Additionally, companies with significantly greater financial resources are acquiring competitors. We expect that this trend will continue. We believe that the principal competitive factors in our market include:

    - the ability to provide an effective training solution meeting the needs of users;

    - breadth, depth and technical quality of course offerings;

    - pricing;

    - service features such as adaptability and the capacity to receive meaningful user feedback;

    - quality of implementation, course administration and customer service; and

    - company reputation.

    Our competitors vary in size and in the scope and breadth of the products and services they offer. We face significant competition from a variety of sources, including:

    - third-party suppliers of instructor-led training;

    - internal corporate training departments;


    - providers of custom courses or software businesses can use to create their own custom courses;


    - Web-based training vendors offering off-the-shelf courses; and

    - other suppliers of training, including several companies that produce interactive software training.

As organizations increase their dependence on outside suppliers of training, we expect to face increasing competition from these sources as training managers compare a variety of cost-effective training products.

TECHNOLOGY AND INFRASTRUCTURE


    We have made substantial investments in our technology infrastructure in order to employ the best available software and hardware.



    TECHNICAL SPECIFICATIONS OF OUR WEBSITE COMPUTER EQUIPMENT. Our Website is housed by a group of Web servers and database servers. We utilize load balancing hardware that distributes requests for information evenly among our servers. The load balancer monitors traffic to each individual server and re-routes network traffic in the event that a server fails. If the primary load balancing hardware fails, a second set of load balancing hardware will automatically take over. We can also add additional hardware and software to our existing Website computer equipment without affecting the ability of our Website to function.



    NETWORK INFRASTRUCTURE. Our network infrastructure consists of widely known off-the-shelf components designed to create a stable architecture. We use the Microsoft NT 4.0 network operating system for our servers. We also use the Windows 95/98 operating system for our desktop computers, as well as Microsoft Office 2000 and the latest releases of other well known application software. Data is backed up daily by a 4-drive tape system. Our email server components, as well as our authentication systems, are integrated into our network operating system.

    We attempt to maintain a safe and secure data storage and email environment through continual anti-virus scanning that involves automatic updates for protection against new viruses. Our network gear, servers and phone switch are connected to uninterruptible power supplies. Finally, we maintain firewall technology to protect against security breaches and hackers.



    Currently, all of our primary servers are running separate data channels for redundancy. This allows our servers to be available for production through multiple network connections. Our servers and network computers are connected to the network by reliable dual-power network switches that forward data between servers or desktop computers. This provides dedicated, responsive and fast network access.


INTELLECTUAL PROPERTY RIGHTS AND TECHNOLOGY

    We regard our copyrights, service marks, trademarks, trade secrets, software, domain names, proprietary technology and similar intellectual property as critical to our success. To protect our proprietary rights we rely generally on copyright, trademark and trade secret laws, licenses with customers, independent contractors and other third-parties, and confidentiality agreements with employees and others. Despite these protections, it may be possible for third-parties to copy or otherwise obtain and use our courseware or technology without our permission or to develop similar courseware or technology independently. Additionally, our agreements with employees, consultants and others participating in product and service development may be breached. We may not have adequate remedies for any breach and our trade secrets may become known or independently developed by competitors.

    We pursue the registration of our trademarks and service marks in the United States and in other countries, although we have not registered all of our marks. We have obtained trademark registration in the United States for "DPEC" and "SmartPro." We have also obtained a trademark registration in the United Kingdom for "DPEC." We have registered with the United States Copyright Office the copyright in a significant portion of our courseware. The laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States and effective copyright, patent, trademark and trade secret protection may not be available in these jurisdictions.

    We license our proprietary rights, such as our courseware, trademarks or copyrighted material, to third-parties. While we attempt to ensure that the quality of our brand is maintained by these licensees, they may take actions that harm the value of our proprietary rights or reputation. To license some of our products, we rely in part on "shrink-wrap" and "clickwrap" licenses that are not signed by the end user and, therefore, may be unenforceable under the laws of certain jurisdictions. As with other software products, our products are susceptible to unauthorized copying and uses that may go undetected. Policing unauthorized uses is difficult.

    While we attempt to avoid infringing known proprietary rights of third-parties in our product and service development efforts, other parties may assert claims of infringement of intellectual property or other proprietary rights against us. We expect to be subject to legal proceedings and claims from time to time in the ordinary course of business, including claims of alleged infringement of the proprietary rights of third-parties by us and our licensees. These claims, even if without merit, could cause us to expend significant financial and managerial resources. Further, if these claims are successful, we may be required to change our trademarks, alter our courseware and pay financial damages, any of which could have a material adverse effect on our business and financial results.

    We rely on proprietary information that we license from third-parties, including course content we license from book publishers. We also may be required to obtain licenses from others to refine, develop, market and deliver new products and services. These third-party licenses may not continue to be available to us on commercially reasonable terms. The loss of these licenses could have a material adverse effect on our business and financial results. Moreover, rights granted under any licenses may not be valid and enforceable.


    Substantially all of the content for our current courses has been provided by Macmillan Publishing USA. Under the terms of our agreement, Macmillan gives us a non-exclusive license to create courses based upon books they provide to us in exchange for a royalty based on the subscription revenue we receive from our customers. The license for each course lasts for five years from the date we release the course to our customers, unless renewed upon mutually agreeable terms. Macmillan can terminate the license for a course before the end of the five year license term if we default under the agreement, become bankrupt or assign the agreement without Macmillan's consent. If a license for a course expires or is terminated, we must stop licensing that course. We can, however, continue to serve our customers for the remaining terms of their licenses, fill existing orders for courses and sell any courses we have on hand for a period of sixty days from the date the license ends.



    We are currently pursuing new content providers and recently added three new content providers. Although we expect that we will continue to obtain a substantial amount of content from Macmillan, we also anticipate that we will obtain an increasing amount of content from other content providers.


EMPLOYEES


    As of October 26, 1999, we employed 158 people. None of our employees is represented by a labor union. We have not experienced any work stoppages and we consider our relations with our employees to be good.


FACILITIES

    Our principal offices currently occupy approximately 30,000 square feet in Columbus, Ohio, under a sublease that expires on May 10, 2002. The sublease is renewable at our option for three successive two year periods and one additional period of 21 months. We believe our existing facilities are adequate for current requirements and that additional space can be obtained on commercially reasonable terms to meet future requirements.

LEGAL PROCEEDINGS

    We are not a party to any legal proceedings. We may from time to time become a party to various legal proceedings in the ordinary course of business.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES


Our executive officers, directors and key employees as of October 28, 1999 are as follows:



                      NAME                            AGE                          POSITION
------------------------------------------------      ---      ------------------------------------------------
EXECUTIVE OFFICERS AND DIRECTORS
Carol A. Clark..................................          60   Chairperson of the Board of Directors, President
                                                               and Chief Executive Officer
Gary W. Qualmann................................          48   Director, Chief Financial Officer, Secretary,
                                                               Treasurer and Vice President-- Finance
H. Neal Ater....................................          48   Director
Robert J. Massie................................          50   Director
Murray R. Wilson................................          38   Director
Paul W. MacCartney..............................          33   Vice President of Development
Gary L. Carabin.................................          48   Vice President and General Manager of the
                                                               Corporate Sales Division
James G. Marriott...............................          40   Senior Director and General Manager of the
                                                               Internet Service Provider Division
A. Katrina Ramsey...............................          38   Senior Director and General Manager of the
                                                               Affinity Channel Partner Division
Dennis E. Yost..................................          48   Senior Director of Marketing

KEY EMPLOYEES
James A. Rubino, Ph.D...........................          47   Director of Courseware Design
James T. Talley, Ph.D...........................          43   Director of Systems Architecture
James K. Dietz..................................          52   Director of Operations


------------------------

    CAROL A. CLARK, a co-founder of DPEC, has served as a Director, President and Chief Executive Officer since our formation in 1981. Ms. Clark has over 37 years of management and consulting experience and an extensive background in computer programming and teaching. Before founding DPEC, Ms. Clark served as manager of customer service for Sterling Software. She also implemented and taught data security, processing and analysis for a number of organizations, including Carnegie Mellon University, Bank One, University of Minnesota and IBM.


    GARY W. QUALMANN has served as a Director, Chief Financial Officer, Treasurer and Vice President of Finance since joining us in July 1996. Mr. Qualmann has also served as our Secretary since September 1998. From May 1988 to July 1995, Mr. Qualmann served as executive vice president and chief financial officer of Red Roof Inns, a lodging company based in Hilliard, Ohio. Prior to joining Red Roof Inns, he was a partner in the Columbus, Ohio, office of Deloitte Haskins & Sells (a predecessor of Deloitte & Touche LLP).


    H. NEAL ATER has been a director of DPEC since August 1999. Since June 1999, Mr. Ater has been Vice President Engineering of VERITAS Software. He is responsible for over 350 engineers in the Data Protection Group, which provides storage management software for UNIX, Windows NT and Netware. From May 1996 to June 1999, Mr. Ater was Vice President--Research & Development at Seagate Software, NSMG Division, which specialized in systems management software for Windows NT, Netware and UNIX networks, until VERITAS Software acquired Seagate Software. He was President of OnDemand Software, a privately-held company specializing in systems management software for Windows NT and Netware networks for medium to large scale corporations, from 1994 until Seagate Software acquired OnDemand in 1996. From 1977 to 1993, Mr. Ater was Senior Vice President-- Research & Development at Goal Systems International, Inc., a software company specializing in data center management software and computer based training software, and Legent Corp., which acquired Goal in 1992.

    ROBERT J. MASSIE has been a director of DPEC since September 1999. Mr. Massie is currently the Director/Chief Executive Officer of Chemical Abstracts Service, an operating division of the American Chemical Society. CAS develops and distributes chemical information databases and related software. Based in Columbus, Ohio, Chemical Abstracts Service serves a global market of research professionals in academic, industrial and government organizations. Prior to joining Chemical Abstracts Service as Director in 1992, Mr. Massie was President and CEO of Gale Research, a library reference publisher and subsidiary of the Thomson publishing organization. Prior to that, he held a number of senior executive positions with the Torstar Corporation, owner of the largest newspaper in Canada, as well as book publishing and other communications holdings. Mr. Massie is a former consultant with McKinsey and Co. and practiced law with the Washington D.C. firm of Covington and Burling.

    MURRAY R. WILSON has been a director of DPEC since September 1998. He is a principal of River Cities Capital Funds, a $140 million family of venture capital funds in Cincinnati, Ohio. He has been at River Cities, where he oversees investments primarily involving Internet, software, high technology and healthcare companies, since 1995. Mr. Wilson came to River Cities after serving for three years as the senior analyst with Cincinnati-based Blue Chip Venture Company. Prior to joining Blue Chip, he was an investment officer of Neworld Bank in Boston. Mr. Wilson is a director or observer of several River Cities portfolio companies, including Fourthchannel, Inc., CMHC Systems, Inc., TRANSMAP Corp., Productivity Solutions, Inc., High Speed Access Corp. and Darwin Networks, Inc.

    PAUL W. MACCARTNEY, Vice President of Development, joined DPEC in January 1996. While at DPEC, he has directed both courseware development and systems development. Mr. MacCartney managed the conversion of our courses to a Web-based format. Before joining us, Mr. MacCartney was Manager of Training and Support at RH Positive Software. He has over 12 years experience in software development and training.

    GARY L. CARABIN has served as our Vice President and General Manager of Corporate Sales since 1992. Mr. Carabin is in charge of our sales and support services for our large organization customers. He joined DPEC in 1990 and served as Director of Sales from 1990 to 1992. From 1982 to 1990, Mr. Carabin held various sales and management positions at Goal Systems International, Inc. He also held sales and management positions at Diacon Systems Corporation from 1979 to 1982 and at Burroughs Corporation from 1974 to 1979.

    JAMES G. MARRIOTT has served as the Senior Director and General Manager of our Internet Service Provider Division since August 1997. He was the Eastern Regional Sales Director for our Corporate Sales Division from October 1993 to July 1997. Prior to joining us in March 1992, Mr. Marriott was employed at Automatic Data Processing for more than seven years, becoming the first sales manager for the Columbus, Ohio, office in 1989, a position he held until joining DPEC.


    A. KATRINA RAMSEY has served, since August 1998, as Senior Director and General Manager of our Affinity Channel Partner Division, which is responsible for all indirect marketing partners other than Internet service providers. From 1991 to July 1998, she held various positions within DPEC, including Director of Strategic Accounts and Western Regional Sales Director, both positions within the Corporate Sales Division. Prior to joining us, she held various sales and management positions at OBE/ALCO Standard and Time Services.


    DENNIS E. YOST has served as Senior Director of Marketing since November 1995, managing our corporate and product marketing efforts. From April 1992 through November 1995, he was employed by Cardinal Business Media, Inc., where he was publisher and editor-in-chief of two high-technology publications focused on network integration and database management. He was also responsible for creating and launching numerous strategic marketing products. From 1986 to 1992, Mr. Yost was Vice President of Sales and Marketing for BlueLine Software Inc., a start-up company, where he was responsible for establishing worldwide marketing and sales activities. From 1978 to 1986, he held various sales and marketing positions with Goal Systems International, Inc.

    JAMES A. RUBINO, PH.D. has served as Director of Courseware Design since October 1997. From August 1993 through September 1997, Dr. Rubino served DPEC in a variety of roles, with a focus on courseware feature design and on writing software to automate our courseware production and quality assurance. From 1987 through 1993, Dr. Rubino worked as a documentation specialist for Goal Systems International, Inc. and Legent Corp., writing systems documentation for a computer-based training software system. Dr. Rubino received a Ph.D. in Philosophy in 1983 and Masters of Fine Arts in 1987 from The Ohio State University.

    JAMES T. TALLEY, PH.D. has served as Director of Systems Architecture since October 1997. From July 1991 through September 1997, he held a number of positions at DPEC, including programming, software design, management of technical support and management of our computer support. From 1985 through 1991, Dr. Talley worked with faculty at The Ohio State University to develop computer-based training materials as part of the Computer-Based Instruction Group in the Center for Teaching Excellence. Dr. Talley received a Ph.D. in Music Theory in 1989 from The Ohio State University.

    JAMES K. DIETZ has served as Director of Operations since March 1995. From May 1984 to February 1995, he held various positions with Information Dimensions, Inc., a supplier of document database management systems and text-retrieval software, including Manager of Prototype Operations, Director of Facilities, National Software Sales Manager, Vice President of Customer Service and Vice President of Quality. Mr. Dietz has over 25 years in management of office facilities, software sales, customer service and quality systems.

TERMS OF DIRECTORS AND OFFICERS


    We currently have five directors. Effective upon the closing of this offering, our board of directors will be divided into two classes, each consisting of three directors: class I, whose term will expire at the annual meeting of shareholders to be held in 2000 and class II, whose term will expire at the annual meeting of shareholders to be held in 2001. The class I directors will be Gary W. Qualmann and Murray R. Wilson. One vacancy will exist in class
I. The class II directors will be Carol A. Clark, H. Neal Ater and Robert J. Massie. At each annual meeting of shareholders after a director's initial term expires, the successors to the directors whose terms have expired will be elected to two year terms. This classification of our board of directors may have the effect of delaying or preventing changes in our control or management. For a more detailed description, see "Description of Capital Stock--Anti-takeover Effects of Articles of Incorporation, Code of Regulations and the Ohio General Corporation Law" on page 48.



    Under the terms of the series B convertible preferred stock purchase agreement, dated August 27, 1999, our preferred shareholders have the right to designate one director. Additionally, Ms. Clark and the other common shareholders have the right to designate the remaining directors, one of whom must be Ms. Clark and two of whom must be independent directors reasonably acceptable to the preferred shareholders. Pursuant to this agreement, the preferred shareholders have designated Mr. Wilson, and Ms. Clark and the other common shareholders have designated Ms. Clark and the remaining directors. Upon the closing of this offering, the series B convertible preferred stock purchase agreement will terminate automatically.



    Each officer is elected by, and serves at the discretion of, our board of directors. We have agreed to employ Ms. Clark as Chairperson of the Board of Directors, President and Chief Executive Officer. For a more detailed description of Ms. Clark's employment agreement, see "--Employment Agreement" on page 40.

BOARD COMMITTEES


    The compensation committee consists of Robert J. Massie, Murray R. Wilson and H. Neal Ater. The compensation committee reviews and evaluates the salaries, supplemental compensation and benefits of our officers, reviews general policy matters relating to compensation and benefits of our employees and makes recommendations concerning these matters to the board of directors. The compensation committee also administers our stock option and employee stock purchase plans. For a more detailed description of our stock option and employee stock purchase plans, see "--1999 Incentive Stock Plan" on page 41.


    The audit committee consists of Carol A. Clark, Murray R. Wilson and H. Neal Ater. The audit committee reviews with our independent auditor the scope and timing of its audit services, the auditor's report on our financial statements following completion of its audit and our policies and procedures with respect to internal accounting and financial controls. In addition, the audit committee will make annual recommendations to the board of directors for the appointment of independent auditors for the ensuing year.

DIRECTOR COMPENSATION

    Directors who are officers, employees or who hold or represent persons who hold more than 5% of our common shares receive no additional compensation for their services as members of our board of directors or as members of board committees. Other directors are paid a fee of $1,000 for each meeting of the board and $750 for each meeting of a board committee they attend and are reimbursed for their reasonable out-of-pocket expenses incurred in connection with their service as directors, including travel expenses. We also grant each
such director an annual stock option to purchase   of our common shares.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



    From January 1, 1998 to September 14, 1998, we did not have a compensation committee. During this time, all decisions regarding executive officer compensation were made by Carol A. Clark, our President, Chief Executive Officer and Chairperson of the Board of Directors. When we created our compensation committee on September 15, 1998, the Board of Directors appointed Ms. Clark and Murray R. Wilson as its initial members. Ms. Clark remained on our compensation committee until September 15, 1999. No other former or current member of the compensation committee was at any time an officer or employee of DPEC. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity which has one or more executive officers serving as a member of our board of directors or compensation committee.

EXECUTIVE COMPENSATION

    The following table provides information on all compensation received during the year ended December 31, 1998, by each of the named executive officers:

                           SUMMARY COMPENSATION TABLE

                                                                  ANNUAL COMPENSATION
                                                                 ---------------------          ALL OTHER
NAME AND POSITION                                                  SALARY      BONUS         COMPENSATION(1)
---------------------------------------------------------------  ----------  ---------  -------------------------
Carol A. Clark,
  Chairperson of the Board of Directors, President and Chief
  Executive Officer............................................  $  100,000         --          $   2,632
A. Katrina Ramsey,
  Sr. Director and General Manager of the Affinity Channel
  Partner Division.............................................     182,883  $  26,374              4,000
Gary L. Carabin,
  Vice President and General Manager of the Corporate Sales
  Division.....................................................     144,402     54,660              4,000
Gary W. Qualmann,
  Chief Financial Officer, Secretary, Treasurer and Vice
  President--Finance...........................................     140,000     56,525              4,000
James G. Marriott,
  Sr. Director and General Manger of the Internet Service
  Provider Division............................................      97,025     33,169              3,255

------------------------

(1) The amounts shown in this column for each executive officer consist of DPEC's matching contribution to the DPEC, Inc. 401(k) Plan.

FISCAL YEAR END OPTION VALUES

    The following table provides information concerning unexercised options and the value of unexercised in-the-money options held as of December 31, 1998 by each executive officer named in the Summary Compensation Table. No options were exercised during 1998.

                                                             NUMBER OF SECURITIES UNDERLYING           VALUE OF UNEXERCISED
                                                                       UNEXERCISED                     IN-THE-MONEY OPTIONS
                                                                OPTIONS AT FISCAL YEAR-END              FISCAL YEAR-END(1)
                                                            ----------------------------------  ----------------------------------
NAME                                                          EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
----------------------------------------------------------  ---------------  -----------------  ---------------  -----------------
A. Katrina Ramsey.........................................            --                55         $      --         $
Gary L. Carabin...........................................            --               100                --
Gary W. Qualmann..........................................           562               282

------------------------

(1) The value of unexercised in-the-money options at fiscal year-end is based on
    a price per share of $      , as determined in good faith by our board of
    directors, less the exercise price.

EMPLOYMENT AGREEMENT

    We have entered into an employment agreement with Carol A. Clark. We have agreed to employ her as Chairperson of the Board of Directors, President and Chief Executive Officer. We have also agreed to cause her to be nominated for re-election as a director for as long as she is employed under the agreement.

    The agreement sets a base salary for Ms. Clark of $135,000 that may be increased, but not decreased, by the compensation committee. In addition to a base salary, Ms. Clark is eligible for a bonus based on performance goals set by the compensation committee.

    The term of employment under Ms. Clark's employment agreement began August 1, 1998, and will continue indefinitely unless terminated:

    - by us because Ms. Clark is convicted of a felony, engages in willful misconduct or so neglects her duties as to materially damage our business;

    - due to the death or disability of Ms. Clark; or

    - by Ms. Clark for any reason.

After termination, we will have no continuing obligation to Ms. Clark, except that we must pay her salary for 18 months if termination was:

    - by us for any reason not listed above; or

    - by Ms. Clark if:

       - we assign her duties inconsistent with her position as President and Chief Executive Officer;

       - we fail to comply with our obligations under the agreement and shall not have remedied our failure after receiving notice; or

       - we require her to relocate outside of the Columbus, Ohio, metropolitan area.

    The agreement contains non-competition provisions during the term of employment and for the period two years after termination of employment. The non-competition provisions do not apply after termination, however, in the situations when we are required to continue paying Ms. Clark's salary. Under these provisions, Ms. Clark may not:

    - take part in any business that competes with us;

    - divert, or try to divert, any of our business; or

    - solicit any of our employees.

    The agreement also contains a confidentiality provision as well as a provision recognizing that we own all ideas and inventions conceived by Ms. Clark during the term of the employment agreement.

1999 INCENTIVE STOCK PLAN

    We previously established two stock option plans, the DPEC, Inc. Amended and Restated Incentive Stock Option Plan and the DPEC, Inc. 1998 Stock Option Plan, to provide our employees an opportunity to own our common shares. Effective
      , 1999, our board of directors and shareholders approved and adopted the DPEC, Inc. 1999 Incentive Stock Plan, which combined the Amended and Restated Incentive Stock Plan and the 1998 Stock Option Plan into a single plan. The purpose of the 1999 Incentive Stock Plan is to attract and retain key personnel, including consultants, advisors and directors, to enhance their interest in our continued success and to offer all employees the opportunity to own our common shares.

    The 1999 Incentive Stock Plan provides for the grant of incentive and nonqualified stock options, stock appreciation rights, restricted stock, performance shares and unrestricted common shares. In addition, the 1999 Incentive Stock Plan permits employees who have satisfied minimum eligibility requirements to purchase common shares through payroll deductions. No award
under the 1999 Incentive Stock Plan may be granted after             . Only
common shares may be issued under the 1999 Incentive Stock Plan, which will be made available from the authorized but unissued common shares or from common shares held in treasury. The 1999 Incentive Stock Plan contains customary provisions for adjustments for stock splits and similar transactions and the rights of participants upon mergers and other business combinations.

    The compensation committee will administer and interpret the 1999 Incentive Stock Plan. The compensation committee will select the eligible employees who will receive awards and the terms and conditions applicable to each award. It is anticipated that the committee's determinations of which eligible individuals will be granted awards and the terms thereof will be based on each individual's present and potential contribution to the success of DPEC. The 1999 Incentive Stock Plan also provides that, on an annual basis, each of our non-employee directors automatically will receive stock options.

    STOCK OPTIONS. The compensation committee may grant non-qualified stock options to employees, advisors and consultants and may grant incentive stock options only to employees. The compensation committee has discretion to fix the exercise price of all stock options, but the exercise price of an incentive stock option may not be less than the fair market value of the common shares on the date of grant. In the case of an incentive stock option granted to a 10% shareholder of DPEC, the exercise price may not be less than 110% of the fair market value of the common shares at the date of grant. The compensation committee also has broad discretion as to the terms and conditions under which options will be exercisable. Incentive stock options will expire not later than ten years after the grant date (or five years for an incentive stock option granted to a 10% shareholder). The exercise price of the options may be paid in cash or, in the discretion of the compensation committee, by exchanging common shares owned by the participant, or by a combination of either.

    DIRECTOR OPTIONS. Each director who is not an employee of DPEC or of a subsidiary, or who does not hold or represent persons who hold more than 5% of our common shares, will receive, on the first business day after the effective date of this offering, a grant of a non-qualified stock option to purchase common shares at an exercise price equal to the public offering price of our common shares. Each person who subsequently becomes a director and is not an employee of DPEC or of a subsidiary, or who does not hold or represent persons who hold more than 5% of our common shares, will receive, on the first business day after becoming a director, a grant of a non-qualified option to purchase common shares at an exercise price equal to the fair market value of the common shares on the date of grant. In addition, on the first business day after each succeeding annual meeting of shareholders, each continuing director who is still eligible to receive a director option will receive a grant of a
non-qualified stock option to purchase       common shares at an exercise price
equal to the fair market value of the common shares on the date of grant. A director option will be exercisable beginning six months after the date of grant until the tenth anniversary of the date of grant and three months (one year in the case of a director who becomes disabled or dies) after the date the director ceases to be a director, whichever occurs first. If a director ceases to be a director after having been convicted of, or pleading guilty to, a felony, the director option will be canceled on the date the director ceases to be a director.

    STOCK APPRECIATION RIGHTS. Stock appreciation rights may be awarded either in tandem with stock options or on a stand-alone basis. The compensation committee may award tandem stock appreciation rights either at the time the related option is granted or at any time prior to the exercise, termination or expiration of the related option. The tandem stock appreciation right will have the same exercise price as the related option. The compensation committee will specify at the time of grant the base price of the common shares to be issued for determining the amount of cash or number of common shares to be distributed upon the exercise of a nontandem stock appreciate right. The base price of nontandem stock appreciation rights will not be less than 100% of the fair market value of our common shares on the date of grant.

    Tandem stock appreciation rights are exercisable only to the extent that the participant may exercise the related option and only for the period determined by the compensation committee. Upon the exercise of all or a portion of tandem stock appreciation rights, the related option terminates for an equal number of our common shares. Similarly, upon exercise of all or a portion of an option, the related tandem stock appreciation right terminates for an equal number of our common shares.

    When a participant surrenders a tandem stock appreciation right and the related unexercised option, or surrenders a nontandem stock appreciation right, the participant will receive common shares with the same economic value as the stock appreciation right represented. For each common share represented by the stock appreciation right, this economic value equals the difference between the fair market value of one common share on the date the participant surrenders the stock appreciation right and the exercise or base price specified in the stock appreciation right. The compensation committee may pay cash instead of our common shares for a surrendered stock appreciation right.

    RESTRICTED STOCK AWARDS. An award of restricted stock is an award of our common shares that is subject to the forfeiture or transfer restrictions imposed by the compensation committee. The compensation committee may grant awards of restricted stock for or without consideration. Restrictions on restricted stock may lapse in installments based on factors determined by the compensation committee, which may waive or accelerate the lapsing of restrictions in whole or in part in its sole discretion. Prior to the expiration of the restricted period, except as the compensation committee may otherwise provide, a participant will have the rights of a shareholder, including the right to vote common shares and to receive dividends and other distributions, with respect to the restricted stock awarded to him. DPEC, or an escrow agent designated by DPEC, will hold the shares of restricted stock during the restricted period, which may not be sold, assigned, transferred, pledged or otherwise encumbered until lapse of these restrictions.

    PERFORMANCE SHARE AWARDS. A performance share award is an award of units giving a participant the right to receive a specified number of common shares or cash, or both, after specified performance goals are met. The compensation committee will determine these goals when it makes each performance share award. The compensation committee has discretion to set the value of each performance award, to adjust the performance goals as it deems equitable to reflect events affecting DPEC, changes in law or accounting principles or other factors, and to determine the form of payment for performance awards.

    EMPLOYEE STOCK PURCHASE PLAN. Eligible employees may, from time to time, have the opportunity to purchase common shares through payroll deductions during offering periods established by the compensation committee. They will be able to purchase common shares at a price that is not less than the lesser of 85% of the fair market values of our common shares on the first or last day of the offering period. Section 423 of the Internal Revenue Code imposes restrictions on employee stock purchase plans, including limitations on the maximum value of common shares an individual employee may purchase in any calendar year. The first offering period will begin on the effective date of this offering.

    UNRESTRICTED SHARES. The 1999 Stock Incentive Plan also permits the compensation committee to grant unrestricted shares. Unrestricted shares would entitle a participant to receive common shares without paying DPEC any consideration for the shares.

    The committee has broad discretion as to the specific terms and conditions of each award and any applicable rules, including the effect, if any, of a change in control of DPEC. A written instrument delivered to the participant will evidence the terms of each award. The common shares issued under the 1999 Incentive Stock Plan are subject to applicable tax withholding by us which, to the extent permitted by Rule 16b-3 under the Exchange Act, may be satisfied by withholding common shares. A participant may not assign or transfer any awards except by will or the laws of descent and distribution or under a qualified domestic relations order.

    Our board of directors may amend or terminate the 1999 Incentive Stock Plan at any time, except that any amendment or termination that adversely affects rights under any outstanding award would require the consent of the participant. Our shareholders must approve any amendment the compensation committee determines is necessary to comply with any tax or regulatory requirement.

                              CERTAIN TRANSACTIONS

    The following are brief descriptions of transactions between us and any of our directors, executive officers or shareholders known to us to own beneficially more than 5% of our shares, or any member of the immediate family of any of those persons, since January 1, 1996, where the amount involved exceeded $60,000:

PURCHASE OF COMMON SHARES


    In May 1996, we purchased 14,850 of our common shares from Frances Papalios, our co-founder and a former member of our board of directors, for an aggregate purchase price of $1,250,000. We paid $1,000,000 of the purchase price in cash and the remaining portion with a promissory note issued to Ms. Papalios in the original principal amount of $250,000. The promissory note issued to Ms. Papalios bears interest at the rate of 8% per annum and matures on April 1, 2001. As of October 27, 1999, the outstanding principal on the promissory note issued to Ms. Papalios was approximately $143,256, and we intend to use a portion of the proceeds from this offering to repay the balance of the promissory note issued to Ms. Papalios.



    We financed the $1,000,000 cash portion of the purchase price by a $1,000,000 loan from Ms. Clark. As of October 27, 1999, the outstanding principal on our loan from Ms. Clark was approximately $714,286, and we intend to use a portion of the proceeds from this offering to repay the balance of the loan. We evidenced the loan from Ms. Clark by a promissory note issued to Ms. Clark that accrues interest at a rate of 1% over prime and matures in November 2004. Ms. Clark, in turn, financed a portion of her loan to us by a loan from a bank to her in the original principal amount of $800,000. As a condition of extending the bank loan to Ms. Clark, we were required by the bank to guarantee Ms. Clark's obligation under the bank loan. In August 1999, Ms. Clark repaid the outstanding balance of the bank loan from the proceeds of a loan from another bank. As part of this refinancing, our guarantee of Ms. Clark's obligations was released by the first bank and the successor bank did not require our guarantee.


    In connection with our purchase of common shares from Ms. Papalios, we entered into a noncompetition agreement with Ms. Papalios, pursuant to which we paid Ms. Papalios the aggregate sum of $330,000 in six equal installments. We pledged 4,950 common shares to Ms. Papalios as security for our payment obligations under the promissory note and the noncompetition agreement. Ms. Papalios has released all but 1,805 of the common shares from the pledge. We have also entered into a shareholders agreement with Ms. Papalios, Ms. Clark and their respective trusts. The shareholders agreement imposes certain restrictions on, and grants certain rights to, the parties to the shareholders agreement with respect to the ownership, sale or other transfer of their common shares. The shareholders agreement will terminate when we repay the promissory note issued to Ms. Papalios.

SALE OF PREFERRED SHARES

    In August 1999, we sold 1,490 shares of series B convertible preferred stock to River Cities Capital Fund II Limited Partnership for a cash purchase price of $1,007.09 per share (an aggregate purchase price of $1,500,564). In September 1998, we sold 5,123 shares of senior convertible preferred stock to River Cities Capital Group II Limited Partnership for a cash purchase price of $390.40 per share (an aggregate purchase price of $2,000,000). In February 1999, River Cities Capital Group II Limited Partnership transferred all of the senior convertible preferred stock to River Cities Capital Fund II Limited Partnership. Mr. Wilson, a member of our board of directors, is a principal of River Cities Capital Fund II Limited Partnership.

REGISTRATION RIGHTS AGREEMENTS

    In connection with the sales of our preferred shares, we have entered into a registration rights agreement that gives the preferred shareholders demand and piggyback registration rights. Any time after we complete this offering, the holders of a majority or more of the registrable securities are entitled to demand that we register their registrable securities under the Securities Act. Additionally, the holders of the registrable securities are entitled to require us to include their registrable securities in future registration statements that we may file.


    We also have entered into a registration rights agreement with Carol Clark, Frances Papalios and Gary Qualmann and their respective trusts that requires us, upon their request, to include their shares in future registration statements that we may file. For a more detailed description of these registration rights agreements, see "Description of Capital Stock--Registration Rights" on page 50.

                             PRINCIPAL SHAREHOLDERS

    The following table provides information regarding beneficial ownership of
our common shares as of             , 1999, and as adjusted to reflect the sale
of shares offered hereby, by (1) each of our directors, (2) each executive officer named in the Summary Compensation Table, (3) each person or group of affiliated persons known by us to beneficially own more than 5% of our common shares and (4) all directors and executive officers as a group.


    Unless otherwise indicated, the address for each person named in the table is c/o DPEC, Inc., 851 West Third Avenue, Columbus, Ohio 43212, and each person has sole voting power and investment power, or shares voting and investment power with his or her spouse, for all shares listed as owned by such person. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. The number of common shares outstanding for each listed person includes any shares the individual has the right to acquire within 60 days. For purposes of calculating each person's or group's percentage ownership, stock options exercisable within 60 days are included for that person or group but not for the stock options of any other person or group. Asterisks (*) indicate beneficial ownership of less than 1% of outstanding common shares.



                                                                                                       PERCENT OF OWNERSHIP
                                                                                  NUMBER OF SHARES   ------------------------
                                                                                    BENEFICIALLY       BEFORE        AFTER
NAME OF BENEFICIAL OWNER                                                                OWNED         OFFERING     OFFERING
--------------------------------------------------------------------------------  -----------------  -----------  -----------
Carol A. Clark..................................................................         22,275(1)        53.24%            %
Gary W. Qualmann................................................................          2,565(2)         6.01
H. Neal Ater....................................................................              0           *            *
Robert J. Massie................................................................              0           *            *
Murray R. Wilson................................................................          6,613(3)        15.81
Frances Papalios(4).............................................................          7,425(5)        17.75
A. Katrina Ramsey...............................................................            355(6)        *            *
Gary L. Carabin.................................................................          1,443(7)         3.44
James G. Marriott...............................................................            219           *            *
River Cities Capital Fund II Limited Partnership(8).............................          6,613(3)        15.81
All directors and executive officers as a group
  (10 persons)..................................................................         33,780(9)        78.86


------------------------


(1) Includes 4,000 shares held by Ms. Clark's spouse as sole trustee of a trust created by Ms. Clark.



(2) Includes 844 common shares issuable upon the exercise of stock options and 1,100 shares held by Mr. Qualmann's spouse as sole trustee of a trust created by Mr. Qualmann.



(3) Shares owned of record by River Cities Capital Fund II Limited Partnership, the general partner of which is Mayson, Inc. Murray R. Wilson, a director of DPEC, is a principal of River Cities Capital Fund II Limited Partnership and may be deemed to have a beneficial ownership interest in the common shares held by it.



(4) 4170 Waddington Road, Columbus, Ohio 43220.



(5) Includes 7,400 common shares held by Ms. Papalios as sole trustee of a trust created by Ms. Papalios.



(6) Includes 55 common shares issuable upon the exercise of a stock option that will vest upon the closing of this offering.



(7) Includes 100 common shares issuable upon the exercise of a stock option that will vest upon the closing of this offering.



(8) 221 East Fourth Street, Cincinnati, Ohio 45202-4147.



(9) Includes 4,000 shares held by Ms. Clark's spouse as sole trustee of a trust created by Ms. Clark, 1,100 shares held by Mr. Qualmann's spouse as sole trustee of a trust created by Mr. Qualmann, 844 common shares issuable upon the exercise of stock options and 155 common shares issuable upon the exercise of stock options that will vest upon the closing of this offering.

                          DESCRIPTION OF CAPITAL STOCK

OUR AUTHORIZED CAPITAL STOCK

    Prior to the closing of this offering, we will have the following authorized capital stock:

    -             common shares, no par value;

    - 5,123 shares of senior convertible preferred stock, no par value; and

    - 2,979 shares of series B convertible preferred stock, no par value.

    Upon the closing of this offering, we will have the following authorized capital stock:

    -             common shares, no par value; and

    -             preferred shares, no par value.

    Upon the closing of this offering, we will have             common shares
outstanding and no preferred shares outstanding.

COMMON SHARES

Voting:

    - one vote for each share held of record on all matters submitted to a vote of shareholders;

    - no cumulative voting rights;

    - election of directors by plurality of votes cast; and

    - all other matters by majority of the votes cast.

Dividends:

    - subject to preferential dividend rights of any outstanding preferred shares, common shareholders are entitled to receive ratably declared dividends; and

    - the board of directors may only declare dividends out of legally available funds.

Additional Rights:

    - subject to the preferential liquidation rights of any outstanding preferred shares, common shareholders are entitled to receive ratably net assets, available after the payment of all debts and liabilities, upon our liquidation, dissolution or winding up;

    - no preemptive rights;

    - no subscription rights;

    - no redemption rights;

    - no sinking fund rights; and

    - no conversion rights.

The rights and preferences of common shareholders are subject to the right of any series of preferred stock we may issue in the future.

PREFERRED STOCK

    A total of 8,102 shares of preferred stock is outstanding as of the date of this prospectus, consisting of 5,123 shares of senior convertible preferred stock, no par value, and 2,979 shares of series B convertible preferred stock, no par value. All of these outstanding preferred shares will be
converted automatically into             common shares concurrently with the
closing of this offering. As a result, there will then be no preferred shares outstanding and the preferred shares converted into common shares will be retired automatically. We presently have no plans to issue any additional preferred shares.

    Effective upon the closing of this offering and the filing of the Second Amended Articles of Incorporation of DPEC, Inc., we may, by resolution of our board of directors, and without any further vote or action by our shareholders, authorize and issue, subject to certain limitations prescribed by law, up to an
aggregate of       preferred shares. These preferred shares will consist of
      voting preferred shares and       nonvoting preferred shares.   The
preferred shares may be issued in one or more classes or series of shares of any class or series. With respect to any classes or series, the board of directors may determine the designation and the number of shares, preferences, limitations and special rights, including dividend rights, conversion rights, redemption rights and liquidation preferences. Because of the rights that may be granted, the issuance of preferred shares may delay, defer or prevent a change of control.

ANTI-TAKEOVER EFFECTS OF ARTICLES OF INCORPORATION, CODE OF REGULATIONS AND THE OHIO GENERAL CORPORATION LAW

    There are provisions in our articles of incorporation and code of regulations, and the Ohio Revised Code that could discourage potential takeover attempts and make attempts by shareholders to change management more difficult. These provisions could adversely affect the market price of our shares. In addition to our preferred shares described above:

    STAGGERED BOARD

    The board of directors is divided into two classes, with regular two-year staggered terms and initial terms expiring at the 2000 annual meeting of shareholders for class I directors and the 2001 annual meeting of shareholders for class II directors. This classification system increases the difficulty of replacing a majority of the directors and may tend to discourage a third-party from making a tender offer or otherwise attempting to gain control of us. It also may maintain the incumbency of our board of directors.

    NO SHAREHOLDER ACTION BY WRITTEN CONSENT

    Ohio law generally requires that an action by written consent of the shareholders in lieu of a meeting be unanimous. One exception is that the code of regulations may be amended by an action by written consent of holders of shares entitling them to exercise two-thirds of the voting power unless otherwise provided in the articles of incorporation or code of regulations. Our code of regulations provides that no action to amend the code of regulations may be taken by a written consent of shareholders without a meeting. This provision may have the effect of delaying, deferring or preventing a tender offer or takeover attempt that a shareholder might consider in its best interest.

    SUPERMAJORITY VOTING PROVISIONS

    The following provisions in our code of regulations may not be repealed or amended without the vote of the holders of not less than 66 2/3% of the total voting power of DPEC:

    - number and classification of directors;

    - removal of directors;

    - elimination of shareholder action by written consent to amend the code of regulations;

    - indemnification of directors; and

    - supermajority voting.

    ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER PROPOSALS AND DIRECTOR
     NOMINATIONS

    Shareholders who want to bring business before an annual meeting of shareholders or nominate candidates for election as directors must provide advanced notice in writing within the time periods and in the form specified in our code of regulations. Shareholders who do not fully comply with the requirements of the code of regulations will be unable to bring matters before the meeting or nominate candidates for election as directors.

    MERGER MORATORIUM STATUTE


    On completion of this offering, we will be deemed to be an issuing public corporation under Ohio law. Chapter 1704 of the Ohio Revised Code governs transactions between an issuing public corporation and


    - an "interested shareholder," which, generally, means someone who becomes a beneficial owner of 10% or more of the shares of the corporation without the prior approval of the board of directors of the corporation; and

    - persons affiliated or associated with an interested shareholder.

    For at least three years after an interested shareholder becomes such, the following transactions are prohibited if they involve both the issuing public corporation and either an interested shareholder or anyone affiliated or associated with an interested shareholder:

    - the disposition or acquisition of any interest in assets;

    - mergers, consolidations, combinations and majority share acquisitions;

    - voluntary dissolutions or liquidations; and

    - the issuance or transfer of shares or any rights to acquire shares in excess of 5% of the outstanding shares

    Subsequent to the three-year period, these transactions may take place provided that either of the following conditions are satisfied:

    - the transaction is approved by the holders of shares with at least two-thirds of the voting power of the corporation, or a different proportion set forth in the articles of incorporation, including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder; or

    - the business combination results in shareholders, other than the interested shareholder, receiving a fair price, as determined by Section 1704.03(A)(4), for their shares.

    If, prior to the acquisition of shares by which a person becomes an interested shareholder, the board of directors of the corporation approves the transaction by which the person would become an interested shareholder, then Chapter 1704's prohibition does not apply. The prohibition imposed by Chapter 1704 continues indefinitely after the initial three-year period unless the subject transaction is approved by the requisite vote of the shareholders or satisfies statutory conditions relating to the fairness of consideration received by shareholders, other than the interested shareholder.


    The Merger Moratorium Statute does not apply to a corporation whose articles of incorporation or code of regulations so provide. We have not opted out of the application of the Merger Moratorium Statute. The Merger Moratorium Statute also does not apply to any person who becomes an interested shareholder before the corporation becomes an issuing public corporation. Upon the completion of this offering, Carol A. Clark will not be subject to the Merger Moratorium Statute because she owned more than 10% of our common shares before completion of this offering.


    CONTROL SHARE ACQUISITION ACT


    Section 1701.831 of the Ohio Revised Code, known as the Control Share Acquisition Act, provides that certain notice and informational filings and special shareholder meetings and voting procedures must occur prior to consummation of a proposed "control share acquisition." The Control Share Acquisition Act does not apply to a corporation whose articles of incorporation or code of regulations so provide. We have opted out of the application of the Control Share Acquisition Act.


REGISTRATION RIGHTS

    In connection with sales of our preferred shares, we have entered into an amended and restated registration rights agreement that gives the preferred shareholders demand and piggyback registration rights. After the completion of this offering and the automatic conversion of such preferred shares into common
shares, the holders of      common shares ("registrable securities") will be
entitled to demand registration of their registrable securities under the Securities Act. Any time after we complete this offering, the holders of a majority or more of the registrable securities are entitled to demand that we register their registrable securities under the Securities Act. In addition, the holders of registrable securities are entitled to require us to include their registrable securities in future registration statements that we may file. These registration rights are subject to various conditions and limitations, including the right of the underwriters of an offering to limit the number of registrable securities that may be included in the offering. In addition, holders of all of these shares are restricted from exercising their demand rights until 180 days after the date of this prospectus. We are generally required to bear all of the expenses of these registrations, except underwriting discounts and selling commissions. Registration of any of the registrable securities held by security holders with registration rights will result in shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration.

    We have also entered into a registration rights agreement with Carol A. Clark, Frances Papalios, Gary W. Qualmann and their respective trusts. After the completion of this offering, these shareholders are entitled to require us to include any of the common shares owned by them in future registration statements that we may file. These registration rights are subject to various conditions and limitations, including the right of the underwriters of an offering to limit the number of registrable securities that may be included in the offering. We are generally required to bear all of the expenses of these registrations, except underwriting discounts and selling commissions.

TRANSFER AGENT AND REGISTRAR


    The transfer agent and registrar for the common shares is Firstar Bank, N.A.

       UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS


    The following summary describes the material U.S. federal income and estate tax consequences of the ownership and disposition of our common shares by a non-U.S. holder who acquires and owns our shares as a capital asset within the meaning of section 1221 of the Internal Revenue Code. A non-U.S. holder is any person other than


    - a citizen or resident of the United States;

    - a corporation or partnership created or organized in the United States or under the laws of the United States or of any state;

    - an estate whose income is includable in gross income for United States federal income tax purposes regardless of its source; or

    - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.


For purposes of the withholding tax on dividends discussed below, a non-resident fiduciary of an estate or trust will be considered a non-U.S. holder. An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a non-resident alien) by virtue of being present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for these purposes all of the days present in the current year, one third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to U.S. federal tax as if they were U.S. citizens and, thus, are not non-U.S. holders for purposes of this discussion.



    This discussion does not consider specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position, including the fact that in the case of a non-U.S. holder that is a partnership, the U.S. tax consequences of holding and disposing of common shares may be affected by certain determinations made at the partner level, and does not consider U.S. state and local or non-U.S. tax consequences. Further, it does not consider non-U.S. holders subject to special tax treatment under the federal income tax laws, including banks and insurance companies, dealers in securities and holders of securities held as part of a straddle, hedge or conversion transaction. In addition, persons that hold the common shares through hybrid entities may be subject to special rules and may not be entitled to the benefits of a U.S. income tax treaty. A hybrid entity is treated as a partnership for U.S. tax purposes and as a corporation for foreign law purposes. The following discussion is based on provisions of the Internal Revenue Code and administrative and judicial interpretations as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Any change could affect the continuing validity of this discussion. THE FOLLOWING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION. ACCORDINGLY, IF YOU ARE A NON-U.S. HOLDER, WE URGE YOU TO CONSULT A TAX ADVISOR WITH RESPECT TO THE UNITED STATES FEDERAL TAX CONSEQUENCES OF HOLDING AND DISPOSING OF OUR COMMON SHARES, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY U.S. STATE, LOCAL OR OTHER NON-U.S. TAXING JURISDICTION.



    DIVIDENDS. In general, if we have tax earnings and profits at the time of any dividends, dividends paid to a non-U.S. holder will be subject to withholding of U.S. federal income tax at a 30% rate unless this rate is reduced by an applicable income tax treaty. Dividends that are effectively connected with the holder's conduct of a trade or business in the United States, or, if a tax treaty applies, attributable to a permanent establishment, or in the case of an individual, a fixed base, in the United States ("U.S. trade or business income") are generally subject to U.S. federal income tax at regular rates and not subject to withholding if the non-U.S. holder files the appropriate U.S. Internal Revenue form with the payor. Any U.S. trade or business income received by a non-U.S. corporation may also be subject to an additional "branch profits tax" at a 30% rate, or any lower rate that may be applicable under an income tax treaty.


    Under current law, dividends paid to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of that country for purposes of the withholding discussed above. The same presumption applies under the current interpretation of U.S. Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under final U.S. Treasury regulations, effective January 1, 2001, however, a non-U.S. holder of common shares who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements, including filing a Form W-8 BEN that contains the holder's name and address. A non-U.S. holder of common shares that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for a refund with the U.S. Internal Revenue Service.



    DISPOSITION OF COMMON SHARES. Except as described below, a non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of common shares, provided that


    - the gain is not U.S. trade or business income;


    - the non-U.S. holder is an individual who is not present in the United States for 183 or more days in the taxable year of the disposition and who meets certain other requirements;



    - the non-U.S. holder is not subject to tax pursuant to the provisions of U.S. tax law applicable to certain United States expatriates; and



    - We have not been and do not become a "United States real property holding corporation" for U.S. federal income tax purposes.



    We believe that DPEC has not been, is not currently, and is not likely to become, a United States real property holding corporation. However, we cannot assure you that DPEC will not be a United States real property corporation when a non-U.S. holder sells its shares of common shares.



    FEDERAL ESTATE TAXES. In general, an individual who is a non-U.S. holder for U.S. estate tax purposes will incur liability for U.S. federal estate tax if the fair market value of property included in the individual's taxable estate for U.S. federal estate tax purposes exceeds the statutory threshold amount. For these purposes, common shares owned or treated as owned, by an individual who is a non-U.S. holder at the time of death will be included in the individual's gross estate for U.S. federal tax purposes unless an applicable estate tax treaty provides otherwise.



    U.S. INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX. We are required to report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities in the country in which the non-U.S. holder resides. Under current regulations, the United States backup withholding tax, which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish the information reporting requirements, will generally not apply to dividends paid on the common shares to a non-U.S. holder at an address outside the United States. Under final Treasury regulations, effective January 1, 2001, a non-U.S. holder generally would not be subject to backup withholding at a 31% rate if the beneficial owner certifies to that owner's foreign status on a valid Form W-8 BEN.



    Non-U.S. holders will not be subject to information reporting or backup withholding with respect to the payment of proceeds from the disposition of common shares effected by a foreign office of a foreign broker. If, however the broker is a U.S. person or a U.S. related person, information reporting, but not backup withholding, would apply unless the broker received a signed statement from the owner, certifying its foreign status or otherwise establishing an exemption, or the broker had documentary evidence in its files as to the non-U.S. holder's foreign status and the broker had no actual knowledge to the contrary. For this purpose, a "U.S. related person" is



    - a controlled foreign corporation for U.S. federal income tax purposes;


    - a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for the part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business;

    - a foreign partnership that is either engaged in a U.S. trade or business or in which U.S. persons hold more than 50% of the income or capital interest; or

    - certain U.S. branches of foreign banks or insurance companies.


    Non-U.S. holders will be subject to information reporting and backup withholding at a rate of 31% with respect to the payment of proceeds from the disposition of common shares effected by, to or through the United States office of a broker, unless the non-U.S. holder certifies as to its foreign status or otherwise establishes an exemption.



    Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against the non-U.S. holder's U.S. federal income tax, and any amounts withheld in excess of the non-U.S. holder's federal income tax liability will be refunded, provided that the required information is furnished to the Internal Revenue Service.


                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has not been any public market for our common shares, and no prediction can be made as to the effect, if any, that market sales of common shares or the availability of common shares for sale will have on the market price of our common shares prevailing from time to time. Nevertheless, sales of substantial amounts of common shares in the public market, or the perception that such sales could occur, could adversely affect the market price of our common shares and could impair our future ability to raise capital through the sale of our equity securities.

    Upon the closing of this offering, we will have an aggregate of common shares outstanding, assuming no exercise of the underwriters' over- allotment option and no exercise of outstanding stock options, and common shares will be issuable upon exercise of outstanding stock options. The shares sold in this offering will be freely tradable, except that any shares held by our "affiliates" (as that term is defined in Rule 144 promulgated under the Securities Act) may only be sold in compliance with the limitations described below.

    The       common shares outstanding after this offering and held by our affiliates will be deemed "restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which is summarized below. After taking into account the 180-day lock-up agreements described below and the provisions of Rule 144, additional shares will be available for sale in the public market as follows:


NUMBER OF SHARES                                                     DATE
----------------------------------------------  ----------------------------------------------
                                                90 days after the date of this prospectus

                                                180 days after the date of this prospectus

                                                At various times after 180 days after the date
                                                of this prospectus

    Approximately       of the shares that will become eligible for resale after
the expiration of the 180-day lock-up agreements are held by affiliates and, therefore, will remain subject to the volume limitations and other restrictions of Rule 144.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

    - 1% of the then outstanding common shares (approximately       shares
      immediately after this offering); or

    - the average weekly trading volume in the common shares during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions.

A person who is not deemed to have been an affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares without regard to the requirements described above. To the extent that shares were acquired from an affiliate, the transferee's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

    All of our directors, officers and shareholders, and our option holders, have agreed that they will not, without the prior written consent of the representatives of the underwriters, sell or otherwise dispose of any common shares or options to acquire common shares during the 180-day period following the date of this prospectus. See "Underwriting."


    We intend to file a Form S-8 registration statement under the Securities Act on or immediately after the date of this prospectus to register all common shares issuable under the 1999 Incentive Stock Plan and the 1999 Employee Stock Purchase Plan. This registration statement will automatically become effective upon filing. Accordingly, shares covered by this registration statement will thereupon be eligible for sale in the public markets, unless the options are subject to vesting restrictions or the contractual restrictions described above. For a more detailed description of our stock option and employee stock purchase
plans, see "Management--1999 Incentive Stock Plan" on page   .



    We have agreed not to sell or otherwise dispose of any common shares during the 180-day period following the date of the prospectus, except we may issue, and grant options to purchase, common shares and we may offer and sell common shares under our 1999 Incentive Stock Plan. In addition, we may issue common shares in connection with any acquisition of another company if the terms of the issuance provide that the common shares may not be resold prior to the expiration of the 180-day period referenced in the preceding sentence.



    Following this offering, in some circumstances and subject to conditions, holders of our outstanding common shares will have demand registration rights (subject to the 180-day lock-up arrangement described above) to require us to register their common shares under the Securities Act, and they will have rights to participate in any future registration of securities by us. For a more detailed description of these registration rights, see "Description of Capital Stock--Registration Rights" on page 50.

                                  UNDERWRITING


GENERAL



    Under the underwriting agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, each of the underwriters named below, for whom Lehman Brothers Inc., Warburg Dillon Read LLC, J.C. Bradford & Co. and Fidelity Capital Markets, a division of National Financial Services Corporation, are acting as representatives, has agreed to purchase from us the respective number of common shares shown opposite its name below:



                                                                                  NUMBER OF
UNDERWRITER                                                                     COMMON SHARES
-----------------------------------------------------------------------------  ---------------
Lehman Brothers Inc..........................................................
Warburg Dillon Read LLC......................................................
J.C. Bradford & Co...........................................................
Fidelity Capital Markets, a division of National Financial Services
  Corporation................................................................

                                                                                    -------
Total........................................................................
                                                                                    -------
                                                                                    -------


    The underwriting agreement provides that the underwriters' obligations to purchase common shares are subject to certain conditions, and that if any of the foregoing common shares are purchased by the underwriters pursuant to an underwriting agreement, all of the common shares that the underwriters have agreed to purchase pursuant to the underwriting agreement must be so purchased.


COMMISSIONS AND EXPENSES


    The representatives have advised us that the underwriters propose to offer the common shares directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain selected dealers, who may include the underwriters, at such public offering price less a selling concession not in excess of $ per share. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $ per share to certain brokers and dealers. After the offering, the underwriters may change the offering price and other selling terms.

    The following table summarizes the compensation and estimated expenses we will pay.

                                                                              TOTAL
                                                                  ------------------------------
                                                                     WITHOUT           WITH
                                                      PER SHARE   OVER-ALLOTMENT  OVER-ALLOTMENT
                                                     -----------  --------------  --------------
Underwriting discounts and commissions.............   $             $               $

    We estimate that the total expenses of the offering, excluding underwriting
discounts and commissions, will be approximately $         .

OVER-ALLOTMENT OPTION


    We have granted to the underwriters an option to purchase up to an aggregate
of          common shares, exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. Such option may be exercised at any time, and from time to time, until 30 days after the date of the underwriting agreement. To the extent that the underwriters exercise this option, each underwriter will be committed, subject to certain conditions, to purchase a number of additional common shares proportionate to such underwriter's initial commitment, as indicated in the preceding table, and we will be obligated, under such over-allotment option, to sell such common shares to the underwriters.


LOCK-UP AGREEMENTS



    We and all of our directors, officers shareholders and option holders,
holding an aggregate of          common shares, have agreed not to offer to
sell, sell or otherwise dispose of, directly or indirectly, any common shares during the 180-day period following the date of the prospectus without the prior written consent of Lehman Brothers Inc., except that we may issue, and grant options to purchase, common shares under our 1999 Incentive Stock Plan. For a description of the dilution of your investment, see "Risk Factors--You will experience immediate and substantial dilution in the book value of your investment" on page 13 and "Shares Eligible for Future Sale" on page 53.



OFFERING PRICE DETERMINATION


    Prior to the offering, there has been no public market for the common shares. The initial public offering price was negotiated between the representatives and us. In determining the initial public offering price of the common shares, the representatives considered, among other things and in addition to prevailing market conditions, our historical performance and capital structure, estimates of our business potential and earning prospects, an overall assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    Application has been made to have the common shares approved for quotation on the Nasdaq National Market under the symbol "DPEC."


INDEMNIFICATION


    We have agreed to indemnify the underwriters against liabilities related to the offering, including liabilities under the Securities Act, and to contribute, under defined circumstances, to payments that the underwriters may be required to make in respect thereof.


STABILIZATION, SHORT POSITIONS AND PENALTY BIDS


    Until the distribution of the common shares is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase common shares. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of common shares. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common shares.

    If the underwriters create a short position in the common shares in connection with the offering (i.e., they sell more shares than are set forth on the cover page of this prospectus), the representatives may reduce that short position by purchasing common shares in the open market. The representatives also may elect to reduce any short position by exercising all or part of the over-allotment option described herein.

    The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of common shares offered by them. The representatives also may impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase common shares in the open market to reduce the underwriters' short position or to stabilize the price of the common shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. The imposition of a penalty bid could have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in an offering.

    Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common shares. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these stabilizing transactions or that these transactions, once commenced, will not be discontinued without notice.


FIDELITY INVESTMENTS' ONLINE DISTRIBUTION PROCEDURES



    Fidelity Capital Markets, a division of National Financial Services Corporation, is acting as an underwriter in this offering, and will be facilitating electronic dissemination of information through the Internet, intranet and other proprietary electronic technology.



DEAL PROCESS AND PROCEDURES



    Fidelity uses the Internet both to broadcast deal-specific announcements and as an efficient delivery mechanism of preliminary prospectuses to customers. The broadcast announcements include outgoing emails, pager messages and "passive" postings on Fidelity's Internet web pages (but do not include allocation announcements). The deal specific announcements, all of which include disclosure complying with Rule 134, refer to:



    - Participation announcements which summarize key aspects of the offering for customers;



    - Offering updates which communicate changes in the offering, such as changes in offering size, price/yield level or timing of the offering, to customers; and



    - Pricing announcements which notify customers that the price and/or yield on the offering has been determined.



    Fidelity delivers prospectuses electronically to customers via web-viewable and web-downloadable files. This delivery mechanism is used for preliminary prospectuses only. The electronic delivery option is an alternative to traditional physical delivery (i.e., by mail), which is still available via phone request to Fidelity's dedicated new issue representative. Customers who opt for electronic delivery must first consent to such delivery after logging-on to Fidelity's InstantBroker-SM- web site. This consent, and the online viewing/download, is recorded in the audit trail files of the core new issue processing system, which are subject to standard records retention requirements. In all cases, final prospectuses are delivered to customers via regular mail.



    Actual placement of indications of interest, orders and confirmations are NOT available via online means. These transactions are possible only via phone with Fidelity's dedicated team of new issue representatives. Thus, Fidelity is not conducting an electronic distribution of securities via the Internet or other electronic means to disseminate offering-related information to customers in accordance with the applicable regulatory rules and requirements. Contact information, including phone numbers for this team, is included in all electronic communications.

ONLINE PROSPECTUS DELIVERY REQUIREMENT PROCEDURES



    Fidelity facilitates electronic delivery of preliminary prospectuses via a Web-based delivery platform. The preliminary prospectuses are made available for online viewing and download in a widely-used electronic format (Adobe's Portable Document Format or "PDF"). Recently, this web-platform was made available to all Fidelity brokerage customers, who may sign-in to this Website via the same sign-on and password which allows the customer to access account, portfolio, and other types of client specific information. In order to access the prospectus, the customer is presented with disclosure information consistent with appropriate disclosure of risks and with relevant regulatory requirements (e.g., consent to electronic delivery, etc.). The prospectus download/viewing screen is made available upon customer assent to this disclosure information. Upon download/viewing of the prospectus, a permanent record of this event is made in Fidelity's internal systems in similar fashion to the audit trails which are maintained for traditional telephone and mail-based events.



DIRECTED SHARE PROGRAM



    At our request, the underwriters have reserved up to     % of the common
shares offered hereby for sale to certain of our employees, directors and friends at the initial public offering price set forth on the cover page of this prospectus. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus and must agree to be subject to the 180-day lock-up described above. The number of shares available for sale to the general public will be reduced to the extent these persons purchase such reserved shares.



OFFERS AND SALES OUTSIDE THE UNITED STATES


    Any offers in Canada will be made only pursuant to an exemption from the requirements to file a prospectus in the relevant province of Canada in which a sale is made.

    Purchasers of the common shares offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover of this prospectus.


                                 LEGAL MATTERS


    The validity of the common shares offered hereby will be passed upon for DPEC by Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio. Certain legal matters in connection with this offering will be passed upon for the underwriters by Weil, Gotshal & Manges LLP, New York, New York.

                                    EXPERTS

    The financial statements as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common shares offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information about us and the common shares offered hereby, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified by such reference.


    The registration statement (and all amendments, exhibits and schedules thereto) may be inspected without charge at the principal office of the Securities and Exchange Commission in Washington, D.C. and copies of all or any part thereof may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by mail from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Securities and Exchange Commission maintains a Website (http//www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

    We intend to distribute to our shareholders annual reports containing audited consolidated financial statements.

                                   DPEC, INC.

                         INDEX TO FINANCIAL STATEMENTS


Independent Auditors' Report..........................................................        F-2

Balance Sheets........................................................................        F-3

Statements of Operations..............................................................        F-4

Statements of Changes in Shareholders' Deficiency.....................................        F-5

Statements of Cash Flows..............................................................        F-6

Notes to Financial Statements.........................................................        F-7

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of
  DPEC, Inc.:


    We have audited the accompanying balance sheets of DPEC, Inc. as of December 31, 1997 and 1998, and the related statements of operations, changes in shareholders' deficiency and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


    As discussed in Note 1 to the financial statements, in 1999 the Company retroactively changed its method of accounting for revenue recognition for internet related services.



/s/ Deloitte & Touche LLP
Columbus, Ohio



October 26, 1999

                                   DPEC, INC.

                                 BALANCE SHEETS

                        (IN THOUSANDS EXCEPT SHARE DATA)


                                                                                                        PRO FORMA
                                                                                                      SHAREHOLDERS'
                                                                                                       DEFICIENCY
                                                                     DECEMBER 31,                     SEPTEMBER 30,
                                                                 --------------------  SEPTEMBER 30,      1999
                                                                   1997       1998         1999         (NOTE 9)
                                                                 ---------  ---------  -------------  -------------
                                                                                               (UNAUDITED)
                                               ASSETS
CURRENT ASSETS:
  Cash and cash equivalents....................................  $      --  $   1,835    $   4,362
  Accounts receivable, net.....................................      2,196      1,966        1,912
  Deferred commissions and royalties...........................        228      1,030        1,548
  Other prepaid expenses.......................................         40         24          432
                                                                 ---------  ---------  -------------
      Total current assets.....................................      2,464      4,855        8,254

PROPERTY AND EQUIPMENT:
  Computer hardware and software...............................        484        691        1,421
  Office furniture and equipment...............................        146        168          377
  Leasehold improvements.......................................         --         72          393
                                                                 ---------  ---------  -------------
      Total....................................................        630        931        2,191
  Less accumulated depreciation and amortization...............       (360)      (534)        (769)
                                                                 ---------  ---------  -------------
      Property and equipment--net..............................        270        397        1,422

OTHER ASSETS--net..............................................        123         21          345
                                                                 ---------  ---------  -------------
TOTAL..........................................................  $   2,857  $   5,273    $  10,021
                                                                 ---------  ---------  -------------
                                                                 ---------  ---------  -------------

                              LIABILITIES AND SHAREHOLDERS' DEFICIENCY

CURRENT LIABILITIES:
  Accounts payable.............................................  $     369  $     417    $     953
  Accrued compensation.........................................        328        480          638
  Other accrued expenses.......................................        176        193          978
  Borrowings under line of credit..............................        965         --           --
  Current portion of bank note.................................         --         --          111
  Current portion of notes payable, related parties............        275        227          224
  Deferred revenue.............................................      2,129      4,340        6,041
                                                                 ---------  ---------  -------------
      Total current liabilities................................      4,242      5,657        8,945

NOTES PAYABLE:
  Bank note--less current portion..............................         --         --          384
  Related parties--less current portion........................      1,104        868          645
                                                                 ---------  ---------  -------------
    Total notes payable........................................      1,104        868        1,029

DEFERRED REVENUE...............................................        153      1,616        2,328

CONVERTIBLE REDEEMABLE PREFERRED STOCK.........................         --      1,893        4,853      $      --

COMMITMENTS AND CONTINGENCIES (Notes 3 and 9)

SHAREHOLDERS' DEFICIENCY:
  Common stock, no par value, 60,000, 60,000 and 61,898 shares
    authorized, 44,550 shares issued...........................         28         55           55          6,801
  Treasury stock, at cost......................................     (1,108)      (935)        (935)          (935)
  Accumulated deficit..........................................     (1,562)    (3,881)      (6,254)        (6,254)
                                                                 ---------  ---------  -------------  -------------
      Total shareholders' deficiency...........................     (2,642)    (4,761)      (7,134)     $    (388)
                                                                 ---------  ---------  -------------  -------------
                                                                                                      -------------
TOTAL..........................................................  $   2,857  $   5,273    $  10,021
                                                                 ---------  ---------  -------------
                                                                 ---------  ---------  -------------


                       See notes to financial statements.

                                   DPEC, INC.

                            STATEMENTS OF OPERATIONS

                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)


                                                                     FOR THE YEAR ENDED          FOR THE NINE MONTHS ENDED
                                                                        DECEMBER 31,                   SEPTEMBER 30,
                                                               -------------------------------  ----------------------------
                                                                 1996       1997       1998         1998           1999
                                                               ---------  ---------  ---------  -------------  -------------
                                                                                                        (UNAUDITED)
REVENUES:
  Courseware sales...........................................  $   4,405  $   5,615  $   7,074    $   4,697      $   8,190
  Other revenue..............................................      2,440      1,731        793          687             55
                                                               ---------  ---------  ---------  -------------  -------------
      Total revenue..........................................      6,845      7,346      7,867        5,384          8,245
                                                               ---------  ---------  ---------  -------------  -------------
COST OF SALES--Courseware product cost and royalties.........        326        311        465          304            555
                                                               ---------  ---------  ---------  -------------  -------------
GROSS PROFIT.................................................      6,519      7,035      7,402        5,080          7,690

OPERATING EXPENSES:
  Sales and marketing........................................      2,672      3,469      4,300        2,997          4,605
  Product development........................................      1,471      2,036      2,380        1,655          2,944
  General and administrative.................................      1,548      1,615      2,314        1,807          2,204
                                                               ---------  ---------  ---------  -------------  -------------
      Total operating expenses...............................      5,691      7,120      8,994        6,459          9,753
                                                               ---------  ---------  ---------  -------------  -------------
INCOME (LOSS) FROM OPERATIONS................................        828        (85)    (1,592)      (1,379)        (2,063)

INTEREST EXPENSE, Net:
  Interest expense, related parties..........................         91        130        106           85             65
  Interest expense, other....................................         64         54         33           35             11
  Interest income............................................         (5)        (3)       (33)          (7)           (51)
                                                               ---------  ---------  ---------  -------------  -------------
      Total interest expense, net............................        150        181        106          113             25
                                                               ---------  ---------  ---------  -------------  -------------
INCOME (LOSS) BEFORE INCOME TAXES............................        678       (266)    (1,698)      (1,492)        (2,088)

PROVISION FOR INCOME TAXES...................................      1,033         --         --           --             --
                                                               ---------  ---------  ---------  -------------  -------------
NET LOSS.....................................................  $    (355) $    (266) $  (1,698)   $  (1,492)     $  (2,088)
CONVERTIBLE REDEEMABLE PREFERRED STOCK DIVIDENDS.............         --         --         --           --            (20)
                                                               ---------  ---------  ---------  -------------  -------------
NET LOSS AVAILABLE TO COMMON SHAREHOLDERS....................  $    (355) $    (266) $  (1,698)   $  (1,492)     $  (2,108)
                                                               ---------  ---------  ---------  -------------  -------------
                                                               ---------  ---------  ---------  -------------  -------------
BASIC AND DILUTED NET LOSS AVAILABLE TO COMMON SHAREHOLDERS
  PER SHARE
  Basic......................................................  $   (9.86) $   (8.37) $  (50.99)   $  (45.03)     $  (62.46)
                                                               ---------  ---------  ---------  -------------  -------------
                                                               ---------  ---------  ---------  -------------  -------------
  Diluted....................................................  $   (9.86) $   (8.37) $  (50.99)   $  (45.03)     $  (62.46)
                                                               ---------  ---------  ---------  -------------  -------------
                                                               ---------  ---------  ---------  -------------  -------------
UNAUDITED PRO FORMA INCOME DATA (NOTE 9):

INCOME (LOSS) BEFORE INCOME TAXES............................  $     678  $    (266) $  (1,698)   $  (1,492)

PROVISION (CREDIT) FOR INCOME TAXES..........................        269       (116)      (688)        (608)
                                                               ---------  ---------  ---------  -------------
NET INCOME (LOSS)............................................  $     409  $    (150) $  (1,010)   $    (884)
                                                               ---------  ---------  ---------  -------------
                                                               ---------  ---------  ---------  -------------
NET INCOME (LOSS) PER SHARE OF COMMON STOCK
  Basic......................................................  $   11.38  $   (4.73) $  (30.32)   $  (26.67)
                                                               ---------  ---------  ---------  -------------
                                                               ---------  ---------  ---------  -------------
  Diluted....................................................  $   11.38  $   (4.73) $  (30.32)   $  (26.67)
                                                               ---------  ---------  ---------  -------------
                                                               ---------  ---------  ---------  -------------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
  Basic......................................................     35,965     31,737     33,315       33,137         33,737
                                                               ---------  ---------  ---------  -------------  -------------
                                                               ---------  ---------  ---------  -------------  -------------
  Diluted....................................................     35,965     31,737     33,315       33,137         33,737
                                                               ---------  ---------  ---------  -------------  -------------
                                                               ---------  ---------  ---------  -------------  -------------


                       See notes to financial statements.

                                   DPEC, INC.


               STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIENCY


                                 (IN THOUSANDS)

                                                               COMMON STOCK
                                                         ------------------------      TREASURY STOCK
                                                           SHARES                  ----------------------  ACCUMULATED
                                                           ISSUED       AMOUNT       SHARES      AMOUNT      DEFICIT
                                                         -----------  -----------  -----------  ---------  ------------
BALANCE--January 1, 1996...............................          45    $      .5           --          --   $     (941)
                                                                 --
                                                                           -----                           ------------
Net loss...............................................          --           --           --          --         (355)
Purchase of treasury stock.............................          --           --           15   $  (1,284)          --
Sale of treasury stock.................................          --         27.5           (2)        176           --
                                                                 --                        --
                                                                           -----                ---------  ------------
BALANCE--December 31, 1996.............................          45           28           13      (1,108)      (1,296)
Net loss...............................................          --           --           --          --         (266)
                                                                 --                        --
                                                                           -----                ---------  ------------
BALANCE--December 31, 1997.............................          45           28           13      (1,108)      (1,562)
Net loss...............................................          --           --           --          --       (1,698)
Distributions to common shareholders...................          --           --           --          --         (621)
Sale of treasury stock.................................          --           27           (2)        173           --
                                                                 --                        --
                                                                           -----                ---------  ------------
BALANCE--December 31, 1998.............................          45           55           11        (935)      (3,881)
Net loss (unaudited)...................................          --           --           --          --       (2,088)
Preferred stock dividends (unaudited)..................                                                            (20)
Distributions to common shareholders (unaudited).......          --           --           --          --         (265)
                                                                 --                        --
                                                                           -----                ---------  ------------
BALANCE--September 30, 1999 (unaudited)................          45    $      55           11   $    (935)  $   (6,254)
                                                                 --                        --
                                                                 --                        --
                                                                           -----                ---------  ------------
                                                                           -----                ---------  ------------


                                                             TOTAL
                                                         SHAREHOLDERS'
                                                          DEFICIENCY
                                                         -------------
BALANCE--January 1, 1996...............................    $    (941)

                                                         -------------
Net loss...............................................         (355)
Purchase of treasury stock.............................       (1,284)
Sale of treasury stock.................................          204

                                                         -------------
BALANCE--December 31, 1996.............................       (2,376)
Net loss...............................................         (266)

                                                         -------------
BALANCE--December 31, 1997.............................       (2,642)
Net loss...............................................       (1,698)
Distributions to common shareholders...................         (621)
Sale of treasury stock.................................          200

                                                         -------------
BALANCE--December 31, 1998.............................       (4,761)
Net loss (unaudited)...................................       (2,088)
Preferred stock dividends (unaudited)..................          (20)
Distributions to common shareholders (unaudited).......         (265)

                                                         -------------
BALANCE--September 30, 1999 (unaudited)................    $  (7,134)

                                                         -------------
                                                         -------------


                       See notes to financial statements.

                                   DPEC, INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                                 NINE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                                          ----------------------------------  ------------------------
                                             1996        1997        1998        1998          1999
                                          -----------  ---------  ----------  -----------   ----------
                                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..............................  $      (355) $    (266) $   (1,698)  $   (1,492)  $   (2,088)
  Adjustments to reconcile net loss to
    net cash provided by operating
    activities:
    Depreciation and amortization.......          127        235         282          196          141
    Deferred income taxes...............          687         --          --           --           --
    Loss on sale of property and
      equipment.........................           15         --          --           --           --
    Decrease (increase) in certain
      assets:
      Accounts receivable...............         (491)      (645)        230          780           54
      Prepaid expenses and other
        assets..........................          (20)      (149)       (791)        (769)      (1,250)
    Increase (decrease) in certain
      liabilities:
      Accounts payable..................          150        (14)        167          175          194
      Accrued expenses..................            3        218         169          251          962
      Deferred revenues.................          110        645       3,674        3,652        2,413
                                          -----------  ---------  ----------  -----------   ----------
        Net cash provided by operating
          activities....................          226         24       2,033        2,793          426
                                          -----------  ---------  ----------  -----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment...         (157)      (198)       (302)        (156)        (863)
                                          -----------  ---------  ----------  -----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under long term debt.......        1,000         --         250          250          500
  Bank overdraft........................           39         80        (119)          --           --
  Principal payments on long term
    debt................................         (115)      (154)       (534)        (483)        (231)
  Borrowings under line of credit.......        1,250      5,127       3,571        3,043          515
  Repayments under line of credit.......       (1,475)    (4,887)     (4,536)      (4,008)        (515)
  Distributions to shareholders.........           --         --        (621)        (621)        (265)
  Proceeds from issuance of preferred
    stock...............................           --         --       1,893        1,916        2,960
  Purchase of treasury stock............       (1,034)        --          --           --           --
  Sale of treasury stock................          204         --         200          200           --
                                          -----------  ---------  ----------  -----------   ----------
        Net cash provided by (used in)
          financing activities..........         (131)       166         104          297        2,964
                                          -----------  ---------  ----------  -----------   ----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...........................          (62)        (8)      1,835        2,934        2,527
CASH AND CASH EQUIVALENTS--Beginning of
  period................................           70          8          --           --        1,835
                                          -----------  ---------  ----------  -----------   ----------
CASH AND CASH EQUIVALENTS--End of
  period................................  $         8  $      --  $    1,835   $    2,934   $    4,362
                                          -----------  ---------  ----------  -----------   ----------
                                          -----------  ---------  ----------  -----------   ----------
SUPPLEMENTAL DISCLOSURE OF CASH PAID
  DURING THE YEAR:
  Interest..............................  $       151  $     190  $      150   $      120   $       73
                                          -----------  ---------  ----------  -----------   ----------
                                          -----------  ---------  ----------  -----------   ----------
  Income taxes..........................  $       254  $       4  $       --   $       --   $       10
                                          -----------  ---------  ----------  -----------   ----------
                                          -----------  ---------  ----------  -----------   ----------
NONCASH TRANSACTIONS:
  Non-competition agreement financed
    through note payable................  $       293
                                          -----------
                                          -----------
  Purchase of treasury shares through
    note payable........................  $       250
                                          -----------
                                          -----------
  Property and equipment included in
    accounts payable....................                                                    $      303
                                                                                            ----------
                                                                                            ----------
  Dividends accrued on preferred
    stock...............................                                                    $       20
                                                                                            ----------
                                                                                            ----------


                       See notes to financial statements.

                                   DPEC, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    DESCRIPTION OF BUSINESS--DPEC, Inc. (the Company), founded in 1981, is a leading provider of Web-based training courses and services designed to meet the needs of businesses, government agencies, non-profit organizations and individual consumers worldwide.


    LONG-LIVED ASSETS--The Company reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. No such impairment losses have been identified by the Company.



    PROPERTY AND EQUIPMENT--Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the following estimated useful lives: Office furniture and equipment, 5 years; automobiles and computer hardware and software, 3 years; and leasehold improvements, the related lease term.


    OTHER ASSETS--Other assets includes a non-compete agreement with a former officer of the Company and deposits. The non-compete agreement is amortized over 30 months, the term of the agreement. The non-compete agreement was fully amortized in 1998.

    The Company recorded amortization expense of approximately $68,000, $117,000 and $108,000 in the years ended December 31, 1996, 1997 and 1998, respectively, related to the non-compete agreement, which is included in general and administrative expense. Accumulated amortization is $186,000 at December 31, 1997.


    REVENUE RECOGNITION--Beginning in fiscal 1998, the Company adopted Statement of Position ("SOP") 97-2 "Software Revenue Recognition" as amended by SOP 98-4. The effect of this adoption did not have a material impact on the Company's results of operations. Courseware revenues from perpetual licenses, annual licenses and multi-year licenses are recognized on delivery of the courseware, provided the fees are fixed and determinable, collections of accounts receivable are probable and the customer does not have the option to access the courseware through the internet.



    In 1999, in connection with the planned registration of the Company's common shares with the Securities and Exchange Commission, the Company has retroactively adopted a new method of accounting for revenue recognition for license agreements with multiple delivery options (e.g. CD-ROM or electronic delivery) that also allow its customers to access the Company's courses through the Internet at any time during the license term. Under the new policy, the Company will recognize revenue over the license term if the customer has the option to access the courses through the Company's internet hosting service. Additionally, the costs of commissions and royalties related to these licenses will be deferred and amortized over the term of the agreement. Previously, the Company recognized revenue and the related commissions and royalties from these licenses upon granting access to the Company's internet site or upon physical or electronic delivery of the courses to the customer. The Company has restated its 1998 and 1997 financial statements for this accounting change.



    Certain licenses allow customers to obtain access to other courses in the Company's library of courseware at specified times during the licensing period. Because the customer is permitted to access an unspecified number of courses during the license period, these agreements are accounted for as subscriptions, with the revenue recognized on a straight-line basis over the license term.

                                   DPEC, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    We also provide our courses through Internet service providers and other marketing partners. Our Internet service providers and other marketing partners can provide our courses to their customers by either hosting our courses on their Internet sites or by linking their customers to our Internet site. If the provider/partner hosts the courses, it bills the customers and remits a royalty to us. If the provider/ partner is linking to our Internet site, we bill the customers, record revenue from the subscription and expense the royalty. In both cases, because the customer has access to unspecified additional courses, the revenue is treated as a subscription and recorded on a straight-line basis over the term of the subscription.



    The cost of providing Post Contract Support ("PCS") is accrued at the time revenue is recognized, as: 1) PCS fees are included with the initial license and are for one year or less; 2) the estimated cost of providing PCS during the license term is insignificant; and 3) unspecified upgrades or enhancements offered have been and are expected to be minimal and infrequent.


    OTHER REVENUE--Prior to February 1999, the Company offered third-party produced courseware to its customers. The Company recognized a net royalty related to these sales. As of February 1999 the Company discontinued the licensing of these products to new customers.

    COST OF SALES--Cost of sales includes materials (such as diskettes, compact discs, packaging and documentation), royalties paid to third parties and fulfillment costs.

    PRODUCT DEVELOPMENT--Product development expenditures are charged to operations as incurred. Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon completion of a working model. Development costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant.


    ADVERTISING COSTS--The Company expenses advertising costs as they are incurred. Advertising expense was $233,000, $336,000, $272,000 and $776,000 in
1996, 1997, 1998 and the nine months ended September 30, 1999, respectively.



    NET INCOME (LOSS) PER SHARE OF COMMON STOCK--For purposes of computing net income (loss) per share of common stock, weighted average basic and diluted shares are as follows:



                                                                                             (UNAUDITED)
                                                                                 ------------------------------------
                                                                                          NINE MONTHS ENDED
                                                          YEAR ENDED             ------------------------------------
                                                -------------------------------    SEPTEMBER 30,      SEPTEMBER 30,
                                                  1996       1997       1998           1998               1999
                                                ---------  ---------  ---------  -----------------  -----------------
Weighted average basic and diluted shares
  outstanding.................................     35,965     31,737     33,315         33,137             33,737
                                                ---------  ---------  ---------        -------            -------
                                                ---------  ---------  ---------        -------            -------

                                   DPEC, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    The following table sets forth potential shares of common stock that are not included in the diluted net loss per share of common stock calculation because to do so would be anti-dilutive for the periods indicated:



                                                                                                       (UNAUDITED)
                                                                                        ------------------------------------------
                                                                YEAR ENDED                          NINE MONTHS ENDED
                                                     ---------------------------------  ------------------------------------------
                                                       1996        1997        1998      SEPTEMBER 30, 1998    SEPTEMBER 30, 1999
                                                     ---------     -----     ---------  ---------------------  -------------------
Convertible preferred stock........................         --          --       5,123            5,123                 8,102
Stock options......................................      1,294         844         844              844                 2,289
                                                     ---------         ---   ---------            -----                ------
Total..............................................      1,294         844       5,967            5,967                10,391
                                                     ---------         ---   ---------            -----                ------
                                                     ---------         ---   ---------            -----                ------


    MANAGEMENT ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

    IMPACT OF NEW ACCOUNTING STANDARDS--In December 1998, the AICPA issued SOP 98-9 "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" which addresses software revenue recognition as it applies to certain multiple-element arrangements. SOP 98-9 also amends SOP 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2" to extend the deferral of the application of certain passages of SOP 97-2 through fiscal years beginning on or before March 15, 1999. All other provisions are effective for transactions entered into in fiscal years beginning after March 15, 1999. Management does not believe that this pronouncement will have a material effect on its financial statements.

    ACCOUNTING FOR INCOME TAXES--The Company accounts for income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes", which uses the liability method to calculate deferred income taxes.


    FAIR VALUE OF FINANCIAL INSTRUMENTS--The carrying amount of cash, accounts receivable, accounts payable and accrued liabilities at December 31, 1997, 1998 and September 30, 1999 approximate the fair value of the financial assets and liabilities due to the short maturity of the instruments. The carrying amount of borrowings under the line of credit at December 31, 1997 and the carrying amount of notes payable at December 31, 1997 and 1998 and September 30, 1999 approximate the fair value of the financial liabilities, due to the instruments having either variable or fixed rates of interest comparable to the rates currently available to the Company for debt with similar remaining maturities.


    CONCENTRATION OF CREDIT RISK--Financial instruments that potentially subject the Company to concentration of credit risk consists principally of cash investments and trade receivables. The Company invests its excess cash in deposits with major banks. The Company performs periodic evaluations of the relative credit standing of all the financial institutions dealt with by the Company, and considers the related credit risk to be minimal. The principal market for the Company's products comprises major U.S. national and multi-national organizations. The Company performs ongoing credit evaluations of its customers. To date credit losses have been minimal. The Company generally requires no collateral from its customers.

                                   DPEC, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    DEPENDENCE ON CONTENT PROVIDERS--The Company currently relies on one book publisher for substantially all of its course content. Although the Company believes that there are alternative publishers or that it could develop its own course content, the Company has established a favorable relationship with the publisher. The loss of the Company's relationship with its current publisher particularly if coupled with a failure to develop new sources of content, could increase course development costs and delay introduction of new courses.



    INTERIM FINANCIAL INFORMATION--The interim financial statements as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 are unaudited but contain all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of its results of operations and cash flows for the periods. The financial and other data disclosed in these notes to the financial statements for these periods are also unaudited. Operating results for the nine months ended September 30, 1998 and 1999 are not necessarily indicative of results that may be expected for any future periods.


2. NOTES PAYABLE AND BANK LOANS


    Notes payable as of December 31, 1997 and 1998 and September 30, 1999 consist of the following:



                                                                                                       SEPTEMBER 30,
                                                                                   1997       1998         1999
                                                                                 ---------  ---------  -------------
                                                                                           (IN THOUSANDS)
                                                                                                        (UNAUDITED)
Note payable to officer/shareholder, with interest at prime plus 1% (total of
  9.50%, 8.75% and 8.75% at December 31, 1997 and 1998 and September 30, 1999,
  respectively) and monthly principal payments of $11,905 commencing November
  1997 through November 2004 plus interest through November 2004, unsecured....  $     976  $     833    $     726
Note payable to former officer/shareholder with interest at 8%, interest due quarterly through December 1998, and quarterly principal and interest payments of $25,615 commencing October 1998 through April 2001, secured by
  1,805 shares of treasury stock...............................................        250        209          143
Note payable to former officer/shareholder with interest at 8%, repaid in
  1999.........................................................................        153         53           --
Bank note, with interest at 8.04% and monthly principal payments of $8,333
  commencing August 1999 through July 2004, collateralized by all assets.......         --         --          495
                                                                                 ---------  ---------       ------
    Total......................................................................      1,379      1,095        1,364
Less current portion...........................................................        275        227          335
                                                                                 ---------  ---------       ------
Notes payable--long-term.......................................................  $   1,104  $     868    $   1,029
                                                                                 ---------  ---------       ------
                                                                                 ---------  ---------       ------

                                   DPEC, INC.

2. NOTES PAYABLE AND BANK LOANS (CONTINUED)

    Scheduled maturities of notes payable as of September 30, 1999 are as follows (in thousands):



2000................................................  $     335
2001................................................        293
2002................................................        243
2003................................................        243
2004................................................        226
Thereafter..........................................         24
                                                      ---------
Total...............................................  $   1,364
                                                      ---------
                                                      ---------


    On February 23, 1998, the Company amended their bank line of credit agreement. Under the terms of the amended agreement, the Company obtained a $1,250,000 line of credit ($965,000 outstanding at December 31, 1997 under the prior agreement), decreasing to $1,000,000 at September 30, 1998 and bearing interest at prime plus 1/2%. The agreement expired in 1999.


    On July 28, 1999, the Company entered into a $3,000,000 line of credit with a bank. No amounts were outstanding at September 30, 1999. The line of credit, which expires on October 31, 2001, bears interest at the lenders' prime rate less 1/2%, allows borrowings up to 85% of the Company's accounts receivable (not to exceed $3,000,000) and is secured by all assets of the Company. The line of credit and the term note contain restrictive covenants which, among others, require the Company to maintain a certain level of cash flow, as defined.


3. OPERATING LEASES


    The Company leases office space and certain equipment under non-cancelable operating leases. The future minimum lease payments applicable to these operating leases as of September 30, 1999 are as follows (in thousands):



2000.................................................  $     246
2001.................................................        241
2002.................................................        163
                                                       ---------
Total future minimum lease payments..................  $     650
                                                       ---------
                                                       ---------



    Total expense incurred by the Company under operating leases for 1996, 1997, 1998 and the nine months ended September 30, 1999 totaled $149,000, $170,000, $257,000 and $228,000, respectively. In 1996, rent expense included $42,000 to a related party.


4. CONVERTIBLE REDEEMABLE PREFERRED STOCK

    On September 15, 1998, the Company issued 5,123 shares of senior convertible redeemable preferred stock (10,000 shares authorized) for proceeds of $2,000,000.

    The terms of the convertible redeemable preferred shares include, among other things, the following, which are described in more detail in the agreement:

    - Dividends are payable quarterly in arrears beginning in August 1999 (no dividends will be paid or accrued prior to September 1999) at 4%, increasing 2% each year to 10% in 2003 and

                                   DPEC, INC.

4. CONVERTIBLE REDEEMABLE PREFERRED STOCK (CONTINUED) thereafter. Dividends are cumulative and dividends not paid currently will accrue and compound quarterly at a rate of 10% per year.

    - The shares are entitled to a per share liquidation preference of $390.40 plus all accrued and unpaid dividends, if any. The amount is payable prior to and in preference to any distribution to common shareholders.

    - Each share is convertible into one common share at any time at the option of the holder or upon the closing of an initial public offering of common shares, as defined.

    - Each share issued and outstanding has the right to vote, as defined in the document, the number of shares equal to the number of common shares into which the shares would be convertible.

    - Under certain conditions the amended articles of incorporation grant to the holders of the preferred shares the right to elect a majority of the board and to possess a majority of the votes upon matters brought before the shareholders for their consent.

    At any time during the period beginning September 1, 2003 and ending August 31, 2004, as long as there has not occurred a closing of an initial public offering of common shares, as defined, the holders of a majority of the shares of preferred shares may demand the Company redeem all, but not less than all, of the preferred shares and all, or a portion, of the common shares that the holders have acquired by conversion of preferred shares, at a price equal to the greater of (i) the original purchase price per share of preferred shares (as adjusted) or (ii) the fair market value per share at the time of redemption (taking into consideration the liquidation preference but not considering any discount for lack of marketability or for minority interest) as determined by a qualified, independent appraiser.

    On August 27, 1999, the Company issued 2,979 shares of series B convertible redeemable preferred stock (2,979 shares authorized) for proceeds of $3,000,121. The shares are entitled to a per share liquidation preference of $1,007.09, and contain similar provisions to the senior shares. Also on August 27, 1999, the Company authorized an additional 1,898 shares of common stock resulting in a total of 61,898 shares authorized and reduced the number of authorized senior convertible redeemable preferred shares by 1,898 shares.

5. STOCK OPTIONS


    The Company has an Amended and Restated Incentive Stock Option Plan (the 1994 Plan) for its key employees. The 1994 Plan provides for granting options to purchase up to 3,000 shares of the Company's common shares for an amount not less than the fair market value of the shares at the date of grant. Options granted expire ten years from the date of grant and vest over three years. Under the terms of the convertible redeemable preferred stock agreement (see note 4), no additional options may be granted under this plan. No options were granted in fiscal 1998 or during the nine months ended September 30, 1999.



    The Company has outstanding a total of 844 options and 345 option commitments to purchase the Company's common stock under the 1994 Plan as of September 30, 1999. The exercise of the options under the option commitments is contingent on a change in control of the Company or the Company becoming a public entity before January 2005, the expiration date of the commitments. The exercise price for the options and option commitments was the estimated fair market value of the common stock at the grant dates, and range from $17.81 to $100.

                                   DPEC, INC.

5. STOCK OPTIONS (CONTINUED)


    In September 1998, the Company adopted a new employee Stock Option Plan (the 1998 Plan). The 1998 Plan provides for granting qualified and non-qualified options to purchase up to 2,000 shares of the Company's common stock for amounts determined by the Board of Directors at the date of grant. Options granted generally expire ten years from the date of grant and will vest over periods specified at the date of grant. On May 20, 1999 and September 15, 1999 the Company issued 1,285 and 160 options, respectively, under the 1998 Plan at option prices of $275 per share and $680 per share, respectively, the estimated fair market value of the common shares on each grant date. The 1,285 and 160 options vest one third each year beginning May 2000 and September, 2000, respectively.



    On August 27, 1999 the Company changed the number of shares available for all plans to an aggregate of 4,844 common shares.



    The following summarizes the stock option and option commitment activity for the years ended December 31, 1996, 1997 and 1998 and the nine months ended September 30, 1999.



                                                                                WEIGHTED AVERAGE
                                                            NUMBER OF SHARES     EXERCISE PRICE
                                                           -------------------  ----------------
Outstanding December 31, 1995............................             795          $    20.43
Granted..................................................             844              100.00
                                                                    -----             -------
Outstanding December 31, 1996............................           1,639               61.40
Cancelled................................................            (450)              22.43
                                                                    -----             -------
Outstanding December 31, 1997 and 1998...................           1,189               76.15
Granted (unaudited)......................................           1,445              319.84
                                                                    -----             -------
Outstanding September 30, 1999 (unaudited)...............           2,634          $   209.84
                                                                    -----             -------
                                                                    -----             -------



                                                                                  SEPTEMBER 30,
                                                                                      1999
                                                   1996       1997       1998     -------------
                                                 ---------  ---------  ---------  (UNAUDITED)
Exercisable at end of period...................        450        281        563          844
                                                 ---------  ---------  ---------  -------------
                                                 ---------  ---------  ---------  -------------
Weighted average exercise price of options
  exercisable at end of period.................  $   22.43  $  100.00  $  100.00    $  100.00
                                                 ---------  ---------  ---------  -------------
                                                 ---------  ---------  ---------  -------------
Weighted average fair value of options granted
  during period................................  $   27.37                          $   91.45
                                                 ---------                        -------------
                                                 ---------                        -------------



    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing method with the following weighted-average assumptions used for 1996 and the nine month period ended September 30, 1999: dividend yield of 0%, risk-free interest rate of 6.5% and 6.85%, respectively, and an expected life of five years.



    Exercise prices for options totaling 345, 844, 1,285 and 160 shares at September 30, 1999 are $17.81, $100, $275 and $680, respectively, with weighted average contractual lives of six, seven, ten and ten years, respectively.


    The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option plans. Had compensation cost for the Company's stock option plans been determined based on

                                   DPEC, INC.

5. STOCK OPTIONS (CONTINUED)

the fair value at the grant dates for awards under the plan consistent with the method of SFAS 123 "Accounting for Stock Based Compensation" the effect on net loss would not have been significant.


6. 401(k) PLAN


    The Company has a 401(k) plan for employees who have completed at least six months of service. Discretionary employer contributions totaling $22,000, $53,000, $179,000 and $154,000 have been expensed for the years ended December 31, 1996, 1997 and 1998 and the nine month period ended September 30, 1999, respectively, representing an employer match of 50% on amounts contributed by an employee, up to 5% of the employee's annual compensation.


7. INCOME TAXES

    Effective August 1, 1996, the Company elected "S-Corporation" status for income tax reporting purposes. As an "S-Corporation", all federal and state taxable income and expenses flow directly to the shareholders and are not taxed at the corporate level. At the effective date of the "S-Corporation" election, all remaining deferred tax assets and liabilities were eliminated from the balance sheet.

    Because of the issuance of convertible preferred stock described in Note 4, the Company no longer qualifies for "S-Corporation" status effective September 15, 1998. As a result, effective September 15, 1998, this change resulted in the recognition of a net deferred tax asset and offsetting valuation reserve.


    The components of income tax expense consisted of the following for the year ended December 31, 1996 (in thousands):


                                                                                         1996
                                                                                       ---------
Current..............................................................................  $     346
Deferred.............................................................................        687
                                                                                       ---------
Total income tax expense.............................................................  $   1,033
                                                                                       ---------
                                                                                       ---------

    The income tax expense differs from the amount computed by applying the statutory federal income tax rate of 34% of pretax earnings as follows (in thousands):


                                                                                 (UNAUDITED)
                                                          1996       1998     SEPTEMBER 30, 1999
                                                        ---------  ---------  ------------------
Income tax (benefit) expense at statutory rate........  $     231  $    (577)       $      (709)
Change in tax status..................................        769     (1,894)                 --
Change in valuation reserve...........................         --      2,494                 887
Net state income tax (benefit)........................         34        (20)              (125)
Other--net............................................         (1)        (3)               (53)
                                                        ---------  ---------          ----------
Total income tax expense..............................  $   1,033  $      --        $         --
                                                        ---------  ---------          ----------
                                                        ---------  ---------          ----------

                                   DPEC, INC.

7. INCOME TAXES (CONTINUED)
    Deferred tax assets and liabilities are comprised of the following (in thousands):


                                                                                  (UNAUDITED)
                                                                     1998     SEPTEMBER 30, 1999
                                                                   ---------  -------------------
Deferred tax assets:
  Deferred revenues..............................................  $   2,543       $   3,573
  Net operating loss carry forwards..............................        128             107
  Non-compete agreement..........................................         93              86
  Accrued vacation...............................................         24              60
  Other..........................................................         37              35
  Valuation allowance............................................     (2,494)         (3,381)
                                                                   ---------          ------
    Total assets.................................................        331             480
                                                                   ---------          ------
Deferred tax liabilities:
  Prepaid commissions............................................        318             456
  Other..........................................................         13              24
                                                                   ---------          ------
    Total liabilities............................................        331             480
                                                                   ---------          ------
Net deferred tax asset...........................................  $      --       $      --
                                                                   ---------          ------
                                                                   ---------          ------



    As of September 30, 1999, the Company had tax net operating loss carry forwards of approximately $250,000 for federal and state income tax purposes. These carry forwards begin to expire at various times through 2018. A valuation allowance has been provided to offset the net deferred tax assets due to the uncertainty surrounding the realizability of such assets.


8. SEGMENT, GEOGRAPHIC AND CUSTOMER INFORMATION

    On January 1, 1998 the Company adopted Statement of Financial Accounting Standard No. 131 "Disclosures About Segments of an Enterprise and Related Information" (SFAS 131"). The new rules establish revised standards for public companies relating to the reporting of financial information about operating segments. In accordance with SFAS 131, the company operates in one industry segment, the development and marketing of interactive education and training software.

9. PRO FORMA INFORMATION (UNAUDITED)

    From August 1, 1996 through September 15, 1998, the Company was treated as an "S Corporation" (see note 7). Accordingly, the Company had not recorded federal and state income tax expense for that period. The pro forma income data for the years ended December 31, 1996, 1997 and 1998 reflects a provision for income taxes at a combined rate of 40% for all periods presented and includes the effect of SFAS No. 109 "Accounting for Income Taxes".


    Effective upon the closing of this offering, the outstanding shares of senior convertible redeemable preferred shares and Series B convertible redeemable preferred shares will automatically convert into 8,102 common shares. The pro forma effects of these transactions are unaudited and have been reflected in the accompanying pro forma shareholders' deficiency at September
30, 1999 and result in       pro forma shares outstanding at September 30, 1999.



    Prior to the Company going public it will declare a stock split. As the amount of the stock split is not presently known, the common shares have not been adjusted to reflect the stock split.


                                  * * * * * *

[Inside back cover]
A listing of DPEC courses.

                                        SHARES

                                     [LOGO]

                                 COMMON SHARES

                            ------------------------

                                   PROSPECTUS

                                         , 1999

                            ------------------------

                                LEHMAN BROTHERS

                            WARBURG DILLON READ LLC

                              J.C. BRADFORD & CO.


                            FIDELITY CAPITAL MARKETS
             A DIVISION OF NATIONAL FINANCIAL SERVICES CORPORATION
                      FACILITATING ELECTRONIC DISTRIBUTION

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated (except for the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the NASDAQ National Market listing fee) fees and expenses payable by Registrant in the distribution of the Common Shares:

Securities and Exchange Commission registration fee................  $  15,985
National Association of Securities Dealers, Inc. filing fee........  $   6,250
NASDAQ National Market listing fee.................................      *
Printing and engraving costs.......................................      *
Legal fees and expenses............................................      *
Accountants' fees and expenses.....................................      *
Blue sky qualification fees and expenses...........................      *
Transfer agent fees................................................      *
Miscellaneous......................................................      *
                                                                     ---------
    Total..........................................................  $   *
                                                                     ---------
                                                                     ---------

------------------------

*   To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Division (E) of Section 1701.13 of the Ohio Revised Code governs indemnification by a corporation and provides as follows:

        (E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

        (2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

           (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

           (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

        (3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

        (4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

           (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened by the action, suit, or proceeding referred to in division
       (E)(1) or (2) of this section;

           (b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

           (c) By the shareholders; or

           (d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

        Any determination made by the disinterested directors under division
    (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

        (5)(a) Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or
    (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division
    (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both of the following:

            (i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

            (ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

        (b) Expenses, including attorney's fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

        (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

        (7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

        (8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

        (9) As used in division (E) of this section, "corporation" includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

    Article 5 of the Registrant's Second Amended and Restated Code of Regulations governs indemnification by Registrant and provides, in part, as follows:

        SECTION 5.01. MANDATORY INDEMNIFICATION. The corporation shall indemnify any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation (domestic or foreign, nonprofit or for profit), limited liability company, partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. A person claiming indemnification under this Section 5.01 shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, to have had no reasonable cause to believe his conduct was unlawful, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.

    Article Five also substantially incorporates the provisions of Section 1701.13 of the Ohio Revised Code quoted above.

    Reference is also made to Section   of the Underwriting Agreement contained
in Exhibit 1.1 hereto, indemnifying directors and officers of the Company against certain liabilities.

    In addition, the Registrant intends to purchase insurance coverage which will insure directors and officers against certain liabilities which might be incurred by them in such capacity.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    Since September 16, 1996, the Registrant has issued and sold the following unregistered securities:

    (i) In March 1998, the Registrant issued and sold an aggregate of 2,000 common shares to a total of seven employees and one director at a purchase price of $100.00 per share for an aggregate purchase price of $200,000.

    (ii) On May 20, 1999, the Registrant granted stock options under the Registrant's 1998 Stock Option Plan to purchase an aggregate of 1,285 common shares at an exercise price of $275.00 per share to a total of 15 employees.

   (iii) On September 15, 1998, the Registrant issued and sold an aggregate 5,123 shares of senior convertible preferred stock (convertible into 5,123 common shares) to River Cities Capital Fund II Limited partnership at a price of $390.40 per share for an aggregate purchase price of $2,000,000.

    (iv) On August 27, 1999, the Registrant issued and sold an aggregate of 2,979 shares of series B convertible preferred stock (convertible into 2,979 common shares) to River Cities Capital Fund II Limited Partnership, JG Funding, LLC, Saunders Capital Group, LLC and Irving W. Bailey II at a purchase price of $1,007.09 per share for an aggregate purchase price of $3,000,121.

    The foregoing sales were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Registrant or economic buying power, to information about the Registrant. The purchasers of the common shares and the grantees of the stock options were all key employees or directors of the Registrant. The purchasers of the senior convertible preferred stock and the series B convertible preferred stock were all venture capital companies or their affiliates. No underwriter or securities broker was involved in any of these transactions and no underwriting discount or sales commission was paid to any person on account of any of these transactions.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) EXHIBITS.


 EXHIBIT
   NO.                                             DESCRIPTION
---------  -------------------------------------------------------------------------------------------
1.1*       Form of Underwriting Agreement

3.1.1*     Amended and Restated Articles of Incorporation, as amended, of DPEC, Inc.

3.1.2*     Proposed form of Second Amended and Restated Articles of Incorporation of DPEC, Inc.

3.2*       Amended and Restated Code of Regulations of DPEC, Inc.

3.2.2*     Proposed form of Second Amended and Restated Code of Regulations of
             DPEC, Inc.

4.1*       Form of Stock Certificate for Common Shares of DPEC, Inc.

5.1*       Opinion of Vorys, Sater, Seymour and Pease LLP

10.1*      DPEC, Inc. 1999 Incentive Stock Plan

10.2       Employment Agreement, dated September 15, 1998, by and between DPEC, Inc. and Carol A.
             Clark.

10.3       Bonus plans for named executive officers

10.4       Share Purchase and Sale Agreement, dated May 10, 1996, by and among Frances Papalios, Carol
             A. Clark and DPEC, Inc.

10.5       Senior Convertible Preferred Stock Purchase Agreement, dated September 15, 1998, by and among River Cities Capital Group II Limited Partnership, DPEC, Inc. and Carol A. Clark.

10.6       Series B Convertible Preferred Stock Purchase Agreement, dated August 27, 1999, by and among River Cities Capital Fund II Limited Partnership, JG Funding, LLC, Saunders Capital
             Group, LLC, Irving W. Bailey II and DPEC, Inc.

10.7       Registration Rights Agreement, dated May 10, 1996, by and among Carol A. Clark, Frances
             Papalios, Gary W. Qualmann and DPEC, Inc.

 EXHIBIT
   NO.                                             DESCRIPTION
---------  -------------------------------------------------------------------------------------------
10.8       Amended and Restated Registration Rights Agreement, dated August 27, 1999, by and among
             River Cities Capital Fund II Limited Partnership, JG Funding, LLC, Saunders Capital
             Group, LLC, Irving W. Bailey II and DPEC, Inc.

10.9       Fourth Amended and Restated Shareholders Agreement, dated August 27, 1999, by and among
             DPEC, Inc. Carol A. Clark, the Frances Papalios Trust and Frances Papalios.

10.10      Admission Agreement, dated September 8, 1999, by and between Robert N. Clark as Trustee under the 1999 Grantor Retained Annuity Trust Created by Carol A. Clark dated September
             8, 1999 and Carol A. Clark.

10.11      Admission Agreement, dated September 8, 1999, by and between Karen L. Qualmann as Trustee under the 1999 Grantor Retained Annuity Trust Created by Gary W. Qualmann dated September
             8, 1999 and Gary W. Qualmann.

10.12      $1,000,000 Term Note of DPEC, Inc. in favor of Carol A. Clark.

10.13      $250,000 Term Note of DPEC, Inc. in favor of Fran Papalios.

10.14      Pledge and Security Agreement, dated May 10, 1996, by and between DPEC, Inc. and Fran
             Papalios.

10.15      Software Development and License Agreement, dated January 25, 1999, by and between Ahsoug,
             Inc., through its Macmillan Publishing USA division, and DPEC, Inc.

23.1       Consent of Deloitte & Touche LLP

23.2*      Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5.1)

24.1+      Powers of Attorney (included on signature page)

27.1       Financial Data Schedule

99.1*      Consent of International Data Corporation


------------------------

*   To be filed by amendment.


+   Previously filed.


    (b) FINANCIAL STATEMENT SCHEDULES:

        None.

ITEM 17.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4), or 497(h) under the Securities Act, shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Columbus, Ohio, on this 28th day of October, 1999.



                                DPEC, INC.

                                By:             /s/ GARY W. QUALMANN
                                      ----------------------------------------
                                                  Gary W. Qualmann
                                Title:    VICE PRESIDENT--FINANCE, SECRETARY,
                                                   AND TREASURER



    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairperson of the Board
     /s/ CAROL A. CLARK*          of Directors; President
------------------------------    and Chief Executive        October 28, 1999
        Carol A. Clark            Officer

                                Director; Chief Financial
     /s/ GARY W. QUALMANN         Officer; Secretary;
------------------------------    Treasurer and Vice         October 28, 1999
       Gary W. Qualmann           President--Finance

      /s/ H. NEAL ATER*
------------------------------  Director                     October 28, 1999
         H. Neal Ater

    /s/ ROBERT J. MASSIE*
------------------------------  Director                     October 28, 1999
       Robert J. Massie

    /s/ MURRAY R. WILSON*
------------------------------  Director                     October 28, 1999
       Murray R. Wilson

   /s/ ROBERT R. BROWNLEE*
------------------------------  Chief Accounting Officer     October 28, 1999
      Robert R. Brownlee



*By:    /s/ GARY W. QUALMANN
      -------------------------
          Gary W. Qualmann
         (ATTORNEY-IN-FACT)

                               INDEX TO EXHIBITS


 EXHIBIT
   NO.                                               DESCRIPTION
----------  ----------------------------------------------------------------------------------------------
1.1*        Form of Underwriting Agreement

3.1*        Amended and Restated Articles of Incorporation, as amended, of DPEC, Inc.

3.1.2*      Proposed form of Second Amended and Restated Articles of Incorporation of DPEC, Inc.

3.2*        Amended and Restated Code of Regulations of DPEC, Inc.

3.2.2*      Proposed form of Second Amended and Restated Code of Regulations of
              DPEC, Inc.

4.1*        Form of Stock Certificate for Common Shares of DPEC, Inc.

5.1*        Opinion of Vorys, Sater, Seymour and Pease LLP

10.1*       DPEC, Inc. 1999 Incentive Stock Plan

10.2        Employment Agreement, dated September 15, 1998, by and between DPEC, Inc. and Carol A. Clark.

10.3        Bonus plans for named executive officers.

10.4        Share Purchase and Sale Agreement, dated May 10, 1996, by and among Frances Papalios, Carol A.
              Clark and DPEC, Inc.

10.5        Senior Convertible Preferred Stock Purchase Agreement, dated September 15, 1998, by and among
              River Cities Capital Group II Limited Partnership, DPEC, Inc. and Carol A. Clark.

10.6        Series B Convertible Preferred Stock Purchase Agreement, dated August 27, 1999, by and among
              River Cities Capital Fund II Limited Partnership, JG Funding, LLC, Saunders Capital Group,
              LLC, Irving W. Bailey II and DPEC, Inc.

10.7        Registration Rights Agreement, dated May 10, 1996, by and among Carol A. Clark, Frances
              Papalios, Gary W. Qualmann and DPEC, Inc.

10.8        Amended and Restated Registration Rights Agreement, dated August 27, 1999, by and among River
              Cities Capital Fund II Limited Partnership, JG Funding, LLC, Saunders Capital Group, LLC,
              Irving W. Bailey II and DPEC, Inc.

10.9        Fourth Amended and Restated Shareholders Agreement, dated August 27, 1999, by and among DPEC,
              Inc. Carol A. Clark, the Frances Papalios Trust and Frances Papalios.

10.10       Admission Agreement, dated September 8, 1999, by and between Robert N. Clark as Trustee under the 1999 Grantor Retained Annuity Trust Created by Carol A. Clark dated September 8, 1999 and Carol A. Clark.

10.11       Admission Agreement, dated September 8, 1999, by and between Karen L. Qualmann as Trustee under the 1999 Grantor Retained Annuity Trust Created by Gary W. Qualmann dated September 8,
              1999 and Gary W. Qualmann.

10.12       $1,000,000 Term Note of DPEC, Inc. in favor of Carol A. Clark.

10.13       $250,000 Term Note of DPEC, Inc. in favor of Fran Papalios.

10.14       Pledge and Security Agreement, dated May 10, 1996, by and between DPEC, Inc. and Fran
              Papalios.

 EXHIBIT
   NO.                                               DESCRIPTION
----------  ----------------------------------------------------------------------------------------------
10.15       Software Development and License Agreement, dated January 25, 1999, between Ahsoug, Inc., through its Macmillan Publishing USA division, and DPEC, Inc.

23.1        Consent of Deloitte & Touche LLP

23.2*       Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5.1)

24.1+       Powers of Attorney

27.1        Financial Data Schedule

99.1*       Consent of International Data Corporation


------------------------

*   To be filed by amendment.


+   Previously filed.